Exhibit 2.5

EQUITY PURCHASE AGREEMENT

Dated as of October 17, 2012

by and between

TECO Guatemala Holdings II, LLC

as Seller,

and

C.F. Financeco, Ltd.,

as Purchaser

ii

iii

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT, dated as of October 17, 2012, is by and between TECO Guatemala Holdings II, LLC, a limited liability company organized under the Laws of the State of Florida (the “Seller”) and C.F. Financeco, Ltd., a British Virgin Islands business company (the “Purchaser”). Certain capitalized terms used in this Agreement shall have the meanings set forth in Section 11.11.

RECITALS

WHEREAS, the Seller is the record and beneficial owner of one hundred percent (100%) of the equity interests of TPS San José International, Inc., an exempted company formed under the Laws of the Cayman Islands (“International”);

WHEREAS, International, directly and indirectly through its wholly owned subsidiary San José Power Holding Company Ltd., a Cayman Islands exempted company limited by shares ( “Power”), is the owner of one hundred percent (100%) of the equity interests of each of Central Generadora Eléctrica San José, Ltda., a sociedad de responsabilidad limitada organized under the Laws of Guatemala (“CGESJ”) and Tecnología Marítima, S.A., a sociedad anónima organized under the Laws of Guatemala (“TEMSA” and together with CGESJ, each an “Operating Entity” and collectively, the “Operating Entities”);

WHEREAS, Seller in accordance with the terms and conditions of the Option Agreement, delivered a Transfer Notice (as defined in the Option Agreement) to the Purchaser, and the Purchaser by executing and delivering this Agreement to the Seller within the time period specified in Section 4(a) of the Option Agreement has delivered its Offer Notice, and

WHEREAS, pursuant to the terms and conditions set forth herein, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to buy from the Seller, one hundred percent (100%) of the outstanding equity interests of International.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE EQUITY INTERESTS

Section 1.1 Sale and Purchase of the Equity Interests. Subject to the terms and conditions set forth herein, at the Closing, for the consideration specified in Section 2.1, the Seller will sell, assign, convey, transfer and deliver to the Purchaser, and the Purchaser will acquire from the Seller, one hundred (100) ordinary shares of U.S.$1.00 each in the capital of

International representing one hundred percent (100%) of the issued equity interests of International (the “Acquired Company Interests”).

ARTICLE II

PURCHASE PRICE

Section 2.1 Purchase Price. In consideration for the sale, assignment, conveyance, transfer and delivery of the Acquired Company Interests, the Purchaser will at the Closing pay to the Seller an amount equal to Two Hundred Thirteen Million Five Hundred Thousand dollars (U.S.$213,500,000) (“Purchase Price”).

Section 2.2 Method of Payment. Each applicable payment under this Article II shall be made in U.S. Dollars when due by wire transfer of immediately available funds to an account that the Person owed such funds has designated to the Person owing such funds.

Section 2.3 Sale Transaction Payment. If a Sale Transaction occurs at any time before the third anniversary of the Closing Date, and the Aggregate Value of such Sale Transaction exceeds the Purchase Price (such excess being the “Additional Amount”), the Purchaser shall pay to the Seller within five (5) Business Days of the consummation of such Sale Transaction an amount in U.S. Dollars equal to thirty percent (30%) of the Additional Amount.

Section 2.4 Letter of Credit.

(a) Concurrently with the execution and delivery of this Agreement, the Purchaser shall cause to be delivered to the Seller an irrevocable letter of credit substantially in the form of Exhibit A and reasonably satisfactory to the Seller (the “Letter of Credit”) in the amount of U.S.$2,500,000 issued by a recognized international financial institution satisfactory to the Seller designating the Seller and its successors and assigns as beneficiary and permitting drawings upon such Letter of Credit upon the delivery to such financial institution of a certificate of the Seller representing that the Purchaser is obligated to indemnify the Seller in accordance with Section 10.2.

(b) Any Letter of Credit provided to the Seller pursuant to this Section will expire on the Closing.

Section 2.5 Closing.

(a) The closing of the purchase and sale of the Acquired Company Interests (the “Closing”) will take place (i) at the offices of Holland & Knight LLP, 701 Brickell Avenue, Miami, Florida at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions set forth in Article VIII, or (ii) at such other place, date and time as the

Seller and the Purchaser may agree (the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 a.m. (local time) on the day of the Closing Date.

(b) At the Closing, the Seller will deliver or cause to be delivered to the Purchaser the following:

(i) to the extent applicable, certificates representing the Acquired Company Interests owned by it, duly endorsed for transfer by delivery or accompanied by stock powers duly executed in blank;

(ii) written resignations of the directors and officers of the Acquired Entities as set forth on Section 2.5(b)(ii) of the Disclosure Schedule;

(iii) the Transitional Services Agreement required by Section 8.1(c); and

(iv) all other instruments, agreements, certificates and documents required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement.

(c) At the Closing, the Purchaser will deliver or cause to be delivered the following:

(i) the payment required by Section 2.1;

(ii) the Transitional Services Agreement required by Section 8.1(c); and

(iii) all other instruments, agreements, certificates and documents required to be delivered by the Purchaser at or prior to the Closing Date pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

Except as set forth in the disclosure schedule delivered by the Seller to the Purchaser simultaneously with the execution of this Agreement (the “Disclosure Schedule”), the Seller, as of the date hereof, represents and warrants to the Purchaser as follows:

Section 3.1 Corporate Existence; Standing. The Seller is an entity duly organized, validly existing and in good standing (or equivalent status) under the Laws of its jurisdiction of organization.

Section 3.2 Authorization. The Seller has full legal power and authority to execute and deliver this Agreement and all documents required to be executed by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the Transactions have been, and, in the case of documents to be executed and delivered at the Closing, will have been duly authorized by all necessary action on the part of the Seller, and no other action on the part of the Seller is necessary to authorize this Agreement or the consummation of the Transactions. This Agreement and all documents required hereunder to be executed by the Seller have been and, in the case of documents to be executed and delivered at the Closing, will have been immediately prior to Closing, duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement and all documents required hereunder to be executed by the Seller constitute and will constitute, in the case of documents to be executed and delivered at the Closing, the legally valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

Section 3.3 Noncontravention. Neither the execution and delivery by the Seller of this Agreement, nor the consummation by the Seller of the Transactions, will (i) result in the creation, imposition or enforcement of any Lien on, over or affecting the Acquired Company Interests owned by the Seller; (ii) conflict with or violate any provisions of the articles of incorporation, bylaws or other constitutive or corporate documents of the Seller, (iii) violate, conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any Contract to which the Seller is a party; or (iv) violate, conflict with or result in a breach of any Law, judgment, writ or injunction of any Governmental Authority applicable to the Seller, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, violations, breaches or defaults which would not impair in any material respect the ability of the Seller to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 3.4 Equity Ownership.

(a) The Seller is the record and beneficial owner of one hundred percent (100%) of the Acquired Company Interests, free and clear of any Liens.

(b) Except as set forth in Section 3.4(b) of the Disclosure Schedule, there are no voting trusts, shareholder agreements or other agreements or understandings to which the Seller is a party with respect to the ownership, disposition or voting of the Acquired Company Interests or the Acquired Subsidiary Interests, and there are no outstanding or authorized options, warrants, subscription or other agreements to which the Seller is a party or by which it is bound, relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of any class or series of the capital stock of, or other equity interest in, International, or any securities convertible or exchangeable into or evidencing the right to purchase any shares of any class or series of the capital stock of, or other equity interest in, International. The Seller has not granted any right to any distribution, carried interest, economic interest, preferred return or similar right with respect to International.

Section 3.5 Governmental Approvals. There are no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority that are necessary for the execution and delivery of this Agreement by the Seller or the performance of this Agreement and the consummation of the Transactions by the Seller, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not impair in any material respect the ability of the Seller to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 3.6 Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of the Seller, threatened against, relating to or involving the Seller that would reasonably be expected to impair in any material respect the ability of the Seller to perform its obligations hereunder or prevent or materially delay the consummation of the Transactions.

Section 3.7 Brokers. The Seller and its Affiliates (including the Acquired Entities) have not entered into any Contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Purchaser, any of its Affiliates or any of the Acquired Entities to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the Transactions.

Section 3.8 Solvency. Immediately after the Closing and after giving effect to the Transactions, the sale of the Acquired Company Interests, the receipt of the Purchase Price, the payment of all fees and expenses related to the Transactions and any other transactions and/or transfers contemplated by the Seller in connection therewith: (i) the fair saleable value of the assets of the Seller will exceed its liabilities (including contingent liabilities); (ii) the Seller will not have an unreasonably small amount of capital for the operation of its business; and (iii) the Seller will be able to pay its liabilities as they mature. In consummating such transactions, the Seller does not intend to disturb, delay, hinder or defraud creditors or other persons to which it is indebted.

Section 3.9 Bankruptcy. The Seller is neither in bankruptcy, liquidation or receivership (and no order or resolution therefore has been presented and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been given), nor are there any valid grounds or circumstances on the basis of which any such procedure may be requested by any Person on a voluntary or involuntary basis.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED ENTITIES

Except as set forth in and as qualified by the Disclosure Schedule the Seller, as of the date hereof, represents and warrants to the Purchaser as follows:

Section 4.1 Organization, Standing and Corporate Power.

Each of the Acquired Entities is an entity duly organized, validly existing and in good standing (or equivalent status) under the Laws of its jurisdiction of organization and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Acquired Entities is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) would not reasonably be expected to have a Material Adverse Effect. True and correct copies of the organizational governing documents of each of the Acquired Entities (the “Company Charter Documents”) have previously been delivered or made available to the Purchaser.

Section 4.2 Capitalization of International and the Subsidiaries.

(a) The total equity interests of International and the amount of such equity interests issued and outstanding is set forth in Section 4.2(a) of the Disclosure Schedule.

(b) All of the Acquired Company Interests are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights.

(c) Except as set forth in Section 4.2(c) of the Disclosure Schedule, the Acquired Company Interests owned by the Seller are the only equity interests of International issued and outstanding, and there are no other equity interests of International authorized, issued or outstanding, and there are no outstanding or authorized options, warrants, subscription or other agreements to which International is a party or by which it is bound, relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of any class or series of the capital stock of, or other equity interest in, any Acquired Entity or any securities convertible or exchangeable into or evidencing the right to purchase any shares of any class or series of the capital stock of, or other equity interest in, any Acquired Entity. International has not granted any right to any distribution, carried interest, economic interest, preferred return or similar right with respect to any Acquired Entity.

(d) Section 4.2(d)(i) of the Disclosure Schedule sets forth the total equity interests of each Subsidiary, the amount of such equity interests issued and outstanding and the record and beneficial owners of such outstanding equity interests. Except as set forth in Section 4.2(d)(i) of the Disclosure Schedule, no Acquired Entity has any direct or indirect ownership interests in any corporation, partnership or other Person. All the equity interests of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. Except as set forth in Section 4.2(d)(ii) of the Disclosure Schedule, the outstanding equity interests of the Subsidiaries, as set forth on Section 4.2(d)(i) of the Disclosure Schedule, are the only equity interests of the Subsidiaries issued and outstanding, and there are no other equity interests of the Subsidiaries authorized, issued or outstanding, and there are no outstanding or authorized options, warrants, subscription or other agreements to which any Subsidiary is a party or by which it is bound, relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of any class or series of the capital stock of, or other equity interest in, any Subsidiary or any securities convertible or exchangeable into or evidencing the right to purchase any shares of any class or series of the capital stock of, or other equity interest in, any Subsidiary. Except as set forth in Section 3.4(b) of the Disclosure Schedule, there are no voting trusts, shareholder agreements or other agreements or understandings to which any Subsidiary is a party with respect to the ownership, disposition or voting of any Subsidiary. No Subsidiary has granted any right to any Person for any distribution, carried interest, economic interest, preferred return or similar right.

(e) Except as reflected on the Year End Financial Statements (International and Power), the sole assets of International consist of equity interests in Power, TEMSA and CGESJ and the sole assets of Power consist of equity interests in CGESJ and TEMSA and none of International or Power has conducted any business other than incidental to the ownership of such equity interests.

Section 4.3 Noncontravention. Neither the execution and delivery of this Agreement by the Seller, nor the consummation of the Transactions by the Seller, will (i) conflict with or violate any provision of the Company Charter Documents, (ii) violate, conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any Material Contract to which any Acquired Entity is a party or (iii) violate, conflict with or result in a breach of any Law, judgment, writ or injunction of any Governmental Authority applicable to any Acquired Entity, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches or defaults which would not reasonably be expected to have a Material Adverse Effect.

Section 4.4 Financial Statements.

(a) Section 4.4(a) of the Disclosure Schedule contains true and correct copies of:

(i) with respect to the Operating Entities, (A) the audited balance sheet, income statement and statement of cash flows for the year ended

December 31, 2011 (“Year End Financial Statements (Operating Entities)”); and (B) the unaudited balance sheet, income statement and statement of cash flows for the seven month period ended July 31, 2012, (“July Financial Statements (Operating Entities)” and together with the Year End Financial Statements (Operating Entities) the “Financial Statements (Operating Entities)”), all of which have been prepared in conformity with Guatemalan GAAP; and

(ii) with respect to International and Power, (A) the unaudited balance sheet, income statement and statement of cash flows for the year ended December 31, 2011 (the “Year End Financial Statements (International and Power)”) and (B) the unaudited balance sheet, income statement and statement of cash flows for the seven month period ended July 31, 2012 (the “July Financial Statements (International and Power)”), together with the Year End Financial Statements (International and Power), the “Financial Statements (International and Power)”), all of which have been prepared in conformity with US GAAP;

(b) The Financial Statements (Operating Entities) and the Financial Statements (International and Power) (collectively, the “Financial Statements”) fairly present, in all material respects, the financial position and results of operations of the Operating Entities, and International and Power, respectively, for the periods or as of the dates set forth therein (subject to year-end audit adjustments and the absence of footnotes).

(c) Section 4.4(c) of the Disclosure Schedule contains with respect to the Operating Entities true and correct copies of the unaudited balance sheet, income statement and statement of cash flows for the year ended December 31, 2011 and (B) the unaudited balance sheet, income statement and statement of cash flows for the seven month period ended July 31, 2012, (collectively, the (“Management Financial Statements (Operating Entities)”). The Management Financial Statements (Operating Entities) are derived from and are in accordance with the accounting books and records of the applicable Operating Entities and comply as to form (subject to year-end audit adjustments and the absence of footnotes) in all material respects with US GAAP requirements with respect thereto as of their respective dates.

Section 4.5 Undisclosed Liabilities. To the Knowledge of the Seller, none of the Acquired Entities has any liabilities of any kind that (other than as specified in clause (f) below) would be required under US GAAP, with respect to International and Power, or Guatemalan GAAP, with respect to the Operating Entities, to have an amount set forth on an audited balance sheet (or to be described in its footnotes), except for (a) liabilities set forth, reflected in, reserved against or disclosed in the Financial Statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since July 31, 2012, (c) liabilities disclosed in Section 4.5 of the Disclosure Schedule, (d) as contemplated by this Agreement or otherwise in connection with the Transactions, (e) liabilities related to the subject matter of the other representations and warranties contained in this Article IV and (f) such other liabilities (including, specifically, any liabilities of an Acquired Entity not required to be shown on a balance sheet prepared in accordance with US GAAP or Guatemalan GAAP, as applicable) that do not exceed U.S.$500,000.

Section 4.6 Absence of Certain Changes. Except as set forth in Section 4.6 of the Disclosure Schedule, since July 31, 2012 (a) there has not been a Material Adverse Effect, (b) except in connection with the Transactions and as would not reasonably be expected to have a Material Adverse Effect, the business of the Acquired Entities has been conducted in the ordinary course of business consistent with past practices, and (c) no Acquired Entity has:

(i) (A) issued, sold or granted any of its equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its equity interests, or any rights, warrants or options to purchase any of its equity interests; (B) redeemed, purchased or otherwise acquired any of its equity interests, or any rights, warrants or options to acquire any of its equity interests; (C) declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any of its equity interests; or (D) split, combined, subdivided or reclassified any of its equity interests;

(ii) amended its certificate of incorporation, bylaws or analogous charter documents;

(iii) (A) adopted or effected a plan or agreement of complete or partial liquidation or dissolution or (B) effected any merger into or with any other Person, consolidation with any other Person or acquisition of all or any substantial portion of the business or assets of any Person;

(iv) Reserved;

(v) made any material change in accounting policies or practices (including any change in depreciation or amortization policies) of any Acquired Entity, except in each case as required under Guatemalan GAAP;

(vi) except in the ordinary course of business and consistent with past practice, made any material Tax election, changed any Tax accounting method or settled or compromised any material Tax liability; or

(vii) entered into any Contract, commitment or arrangement to do, or taken, or agree to take any of the foregoing actions.

Section 4.7 Legal Proceedings. Except as set forth in Section 4.7 of the Disclosure Schedule, as of the date hereof, there is no pending or, to the Knowledge of the Seller, threatened legal (whether civil or criminal), administrative, arbitral or similar proceeding, claim, suit or action against any of the Acquired Entities, nor is there any injunction, order, judgment, ruling or decree imposed upon any of the Acquired Entities in each case, or to the Knowledge of the Seller, investigation that is pending by or before any Governmental Authority, that would reasonably be expected to have a Material Adverse Effect.

Section 4.8 Compliance With Laws; Permits. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Acquired Entities is in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees, orders, judicial or arbitral or administrative or regulatory judgments, decisions, rulings or awards issued by any Governmental Authorities (collectively, “Laws”) applicable to the Acquired Entities. No Acquired Entity has since January 1, 2011 received from any Governmental Authority any written notice that it is not in compliance with applicable Law. Each of the Acquired Entities holds all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses as currently conducted (collectively, “Permits”), except where the failure to hold the same would not reasonably be expected to have a Material Adverse Effect. Each of the Acquired Entities is in compliance with the terms of all Permits, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect. This Section 4.8 does not relate to matters with respect to Taxes, which are the subject of Section 4.9, environmental matters, which are the subject of Section 4.10, and intellectual property, which is the subject of Section 4.12.

Section 4.9 Tax Matters. (i) Each of the Acquired Entities has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax returns required to be filed by it and all material Taxes of the Acquired Entities shown to be due on such Tax returns have been timely paid; (ii) no deficiency adjustment with respect to Taxes has been proposed, asserted or assessed in writing against any of the Acquired Entities, which has not been fully paid or adequately reserved in the Financial Statements; and (iii) except as set forth in Section 4.9 of the Disclosure Schedule, no audit or other administrative or court proceedings is pending with any Governmental Authority with respect to Taxes of any of the Acquired Entities and no written notice thereof has been received and there are no pending or, to the Knowledge of the Seller, threatened actions or proceedings for the assessment or collection of material Taxes against any of the Acquired Entities. The Acquired Entities are not a party to any Tax indemnity agreement, Tax allocation agreement, or Tax sharing agreement and have no liability with respect to any such agreements. This Section 4.9 includes the sole and exclusive representations and warranties of the Seller relating to Tax matters, including compliance with Laws relating thereto.

Section 4.10 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a) to the Knowledge of the Seller, each of the Acquired Entities is in compliance in all material respects with all applicable Environmental Laws, (b) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Seller, threatened against any of the Acquired Entities, or any real property owned, operated or leased by any of the Operating Entities, and (c) none of the Acquired Entities has received any written notice of or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws. No Acquired Entity has since January 1, 2011 received from any Governmental Authority any written notice that it is not in compliance with any Environmental Laws. The Seller has provided the Purchaser with true and correct copies of all material environmental reports in the possession, custody or control of the Seller or any of its Affiliates relating to the Real Property and/or Structures, which reports are identified in Section 4.10 of the Disclosure Schedule. This Section 4.10 constitutes the sole and exclusive representation and warranty of the Seller regarding environmental matters, including compliance with Laws relating thereto.

Section 4.11 Real Property.

(a) Section 4.11(a) of the Disclosure Schedule contains a list of all material real property now owned by each of the Acquired Entities (collectively, the “Owned Real Property”), other than easements, licenses and other rights of way used in connection with transmission or distribution and related activities including repair and maintenance.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedule, the Acquired Entities do not (i) lease, (ii) sublease or (iii) have a right of use over, any material real property (other than, for purpose of clause (iii) only, the Owned Real Property). With regard to the usufruct described in Section 4.11(b) of the Disclosure Schedule, (i) TEMSA has valid and subsisting rights to enjoy such usufruct, (ii) such usufruct is in full force and effect and constitutes the valid and legally binding obligation of, and to the Knowledge of the Seller, is enforceable in accordance with its terms against, the parties thereto and (iii) there is no material default under such usufruct by TEMSA, or, to the Knowledge of the Seller, by any other party thereto, except for any such default as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Section 4.11(c) of the Disclosure Schedule, the applicable Acquired Entities have good fee simple title to all Owned Real Property in accordance with Guatemalan Law, free and clear of all Liens, except Permitted Liens.

(d) All Structures are adequate and suitable for the purposes for which they are presently being used and since January 1, 2012 have been maintained in the ordinary course of business consistent with past practice.

Section 4.12 Intellectual Property.

(a) Each of the Acquired Entities own or have the right to use all (i) trademarks, service marks, trade names, Internet domain names, and all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including renewals; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and reissues; (iii) published and unpublished works of authorship, whether copyrightable or not, including computer software programs, applications, source code and object code, and databases and other compilations of information, copyrights in and to the foregoing, including extensions, renewals, and restorations, and registrations and applications therefor; and (iv) confidential and/or proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists ((i) through (iv) collectively being referred to as “IP Rights”) that are used in the conduct of the business of the Acquired Entities as currently conducted, except for any such failures to own or have the right to use that would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Section 4.12(b) of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect:

(i) the Seller has no Knowledge of any existing claims made within the last two (2) years, (A) that the conduct of the business of any of the Acquired Entities as currently conducted infringes or otherwise violates any IP Rights of any Person; (B) against the use by any of the Acquired Entities of any IP Right used in the business of any of the Acquired Entities as currently conducted; (C) challenging the ownership, validity or enforceability of any of the IP Rights owned by any of the Acquired Entities, or any IP Rights owned or held by third parties exclusively licensed to any of the Acquired Entities (the “Third-Party IP Rights”); or (D) challenging the right to use of any Third-Party IP Rights held by any of the Acquired Entities;

(ii) to the Knowledge of the Seller, there is no unauthorized use, infringement or other violation of any of the IP Rights, or any Third-Party IP Rights held exclusively by any of the Acquired Entities, by any Person; and

(iii) to the Knowledge of the Seller, all IP Rights and material Third-Party IP Rights held exclusively by the Operating Entities are valid and enforceable and International and Power do not hold any, and have not during the preceding two (2) years held, IP Rights and material Third Party IP Rights.

(c) This Section 4.12 constitutes the sole and exclusive representation and warranty of the Seller regarding Intellectual Property, including compliance with Laws relating thereto.

Section 4.13 Contracts.

(a) Section 4.13(a) of the Disclosure Schedule sets forth a list of all of the following executory written Contracts to which any of the Operating Entities is a party and which are in effect on the date hereof:

(i) loan agreements, credit agreements, security agreements, promissory notes, mortgages, indentures and other Contracts which provide for the borrowing of moneys by or extensions of credit to an Operating Entity or the guaranty by an Operating Entity of obligations in respect of the borrowings of moneys by or extensions of credit to any other Person, in any case involving in excess of U.S.$100,000 of indebtedness or committed credit;

(ii) employment Contracts (other than collective bargaining agreements) which expressly provide for the payment of base salary to any employee of an Operating Entity of more than U.S.$80,000 annually, except those that may be cancelled by an Operating Entity without material penalty or further expenditure upon not more than 180 days’ notice;

(iii) any Contracts providing for the payment of sums, individually or in the aggregate, in excess of U.S.$100,000 upon or following any change of control or ownership of any of the Operating Entities;

(iv) power purchase agreements which expressly provide for aggregate annual payments to or from an Operating Entity of more than U.S.$100,000, except those that may be cancelled by an Operating Entity without material penalty upon not more than 180 days’ notice;

(v) commodity supply and transportation agreements which expressly provide for aggregate annual payments to or from an Operating Entity of more than U.S.$100,000, except those that may be cancelled by an Operating Entity without material penalty upon not more than 180 days’ notice;

(vi) contracts with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer) which expressly provide for aggregate annual payments to or from an Operating Entity of more than U.S.$100,000, except those that may be cancelled by an

Operating Entity without material penalty upon not more than 180 days’ notice;

(vii) except for open market sales of energy or capacity with a term of less than ninety (90) days in the ordinary course of business, any power purchase agreements, electricity transmission agreements and electricity interconnection agreements with a remaining term in excess of ninety (90) days;

(viii) any swap, exchange, commodity option or hedging agreements with a remaining term in excess of ninety (90) days;

(ix) any operating and maintenance agreement, spare parts agreement, project management agreement or administrative services agreement requiring payments by an Operating Entity in excess of U.S.$100,000 in any calendar year;

(x) any contract requiring a capital or operating expenditure by any Operating Entity in excess of U.S.$200,000 in any calendar year;

(xi) any agreement between an Operating Entity and the Seller or an Affiliate thereof in excess of U.S.$100,000, except those that may be cancelled by such Operating Entity without material penalty upon not more than sixty (60) days’ notice;

(xii) any material partnership or joint venture agreement;

(xiii) other Contracts (other than (A) those of a type described in clauses (i) through (xii) above, without giving effect to the minimum dollar or term thresholds set forth therein and (B) contracts entered into in the ordinary course of business) which expressly provide for aggregate annual payments to or from an Operating Entity of more than U.S.$250,000, except those that may be cancelled by an Operating Entity without material penalty upon not more than 180 days’ notice; and

(xiv) any amendments to any of the foregoing.

All Contracts required to be set forth on Section 4.13(a) of the Disclosure Schedule are referred to herein as “Material Contracts”.

(b) All Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the applicable Operating Entity and, to the Knowledge of the Seller, each other party to the Material Contracts. There is no existing material default or breach by the applicable Operating Entity under any Material Contract (excluding Critical

Contracts) and, to the Knowledge of the Seller, there is no such default or breach with respect to any third party to any Material Contract, except for any such default or breach as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no existing material default or breach by the applicable Acquired Entity under any Critical Contract and, to the Knowledge of the Seller, there is no such default or breach by any other party to any such Critical Contract.

(c) Neither International nor Power are a party to any Contracts, nor has either been a party thereto within the preceding two (2) years or incurred any liability thereunder.

Section 4.14 Insurance. Section 4.14 of the Disclosure Schedule sets forth a list of all material current policies of insurance in force as of the date hereof covering any Operating Entity including the period of coverage of such policies. International and Power do not maintain any policies of insurance in force as of the date hereof. To the Knowledge of the Seller: (a) all premiums due and payable thereon have been paid, (b) there have been no threatened terminations of, or material premium increases with respect to, any such policies and (c) except as set forth in Section 4.14 of the Disclosure Schedule, no such policy is terminable by reason of the change in control or ownership of the Acquired Entities. The insurance policies listed in Section 4.14 of the Disclosure Schedule include all policies of insurance that are required by Contracts or applicable Laws, in the amounts required under such Contracts or applicable Laws.

Section 4.15 Employees. Except as set forth in Section 4.15 of the Disclosure Schedule, the Acquired Entities do not have any employees. None of the Acquired Entities have any material pension, retirement, savings, profit sharing, deferred compensation, stock bonus or other similar plan, any material medical, vision, dental or other health plan, any life insurance plan or other material employee benefit plan to which any of the Acquired Entities is required to contribute, or which any of the Acquired Entities sponsors for the benefit of any of their employees or under which employees (or their beneficiaries) of any of the Acquired Entities (in their capacities as such) are eligible to receive benefits.

Section 4.16 Personal Property. Except as set forth in Section 4.16 of the Disclosure Schedule, for real property which is the subject of Section 4.11 and for intangible assets which are the subject of Section 4.12, each of the Operating Entities has good title to (free and clear of all Liens other than Permitted Liens), or a valid leasehold interest in, all personal properties and assets that are material to the business and operations of such Operating Entity.

Section 4.17 Brokers. None of the Acquired Entities has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Purchaser, any of its Affiliates or any Acquired Entity to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the Transactions.

Section 4.18 Assets Used in Business. Except as set forth on Section 4.18 of the Disclosure Schedule, each of the Operating Entities owns or has the right to use all assets and properties of every kind, nature, character and description, whether real or personal, tangible or intangible, necessary for such Operating Entities to conduct its business consistent in all material respects with its past practices and operations as reflected in the Financial Statements (Operating Entities). All such assets are adequate and suitable for the purposes for which they are presently being used, and have been maintained in the ordinary course of business consistent with past practice. Section 4.18 of the Disclosure Schedule sets forth a list of the assets as of August 31, 2012 for each of the Operating Entities derived from and in accordance with the accounting books and records of the applicable Operating Entities. The applicable Operating Entities own or lease all of the assets set forth on such list.

Section 4.19 Bank Accounts; Powers of Attorney. Section 4.19 of the Disclosure Schedule sets forth an accurate and complete list of the names and locations of all banks, trust companies, and other financial institutions at which each Operating Entity maintains accounts of any nature or safe deposit boxes, and the names of all persons or entities authorized to draw thereon, make withdrawals therefrom or have access thereto, and the names of all persons or entities holding general or specific powers of attorney from each Acquired Entity. The Seller has made available to the Purchaser true and correct copies of each such power of attorney. The Acquired Entities (other than the Operating Entities) do not have or maintain any accounts of any nature or safe deposit boxes with financial institutions.

Section 4.20 Bankruptcy. No Acquired Entity is in bankruptcy, liquidation or receivership (and no order or resolution therefore has been presented and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been given), nor is there any valid grounds or circumstances on the basis of which any such procedure may be requested on a voluntary or involuntary basis.

Section 4.21 Books and Records. The books and records of the Acquired Entities have been maintained in accordance with sound business practices and accurately reflect the activities of the Operating Entities in all material respects. At the Closing, all such books and records will be in the possession of the Acquired Entities.

Section 4.22 Transactions with Affiliates. Except as set forth under Section 4.22 of the Disclosure Schedule, none of the Seller or its Affiliates and no director or officer of the Seller or its Affiliates is involved in any material business arrangement or relationship with any of the Acquired Entities.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that:

Section 5.1 Corporate Existence; Standing; Bankruptcy; Solvency.

(a) The Purchaser is a business company, duly organized, validly existing and in good standing (or equivalent status) under the Laws of the British Virgin Islands.

(b) The Purchaser has the requisite power and authority to enter into and perform this Agreement.

(c) The Purchaser is neither in bankruptcy, liquidation or receivership (and no order or resolution therefore has been presented and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been given), nor is there any valid grounds or circumstances on the basis of which any such procedure may be requested on a voluntary or involuntary basis.

(d) Immediately after the Closing and after giving effect to the Transactions, the payment of the Purchase Price, the receipt of the Acquired Company Interests and the payment of all fees and expenses related to the Transactions: (i) the fair saleable value of the assets of the Purchaser will exceed the liabilities of the Purchaser; (ii) the Purchaser will not have an unreasonably small amount of capital for the operation of its business; and (iii) the Purchaser will be able to pay its liabilities as they mature. In consummating such transactions, the Purchaser does not intend to disturb, delay, hinder or defraud either present or future creditors or other persons to which it is or will become, on or after the date hereof, indebted.

Section 5.2 Authorization. The Purchaser has full legal power and authority to execute and deliver this Agreement and all documents required to be executed by the Purchaser, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the Transactions have been, and, in the case of documents to be executed and delivered at the Closing, will have been duly authorized by all necessary action on the part of the Purchaser, and no other action on the part of the Purchaser is necessary to authorize this Agreement or the consummation of the Transactions. This Agreement and all documents required hereunder to be executed by the Purchaser have been, and, in the case of documents to be executed and delivered at the Closing, will have been immediately prior to Closing, duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement and all documents required hereunder to be executed by the Purchaser constitute and will constitute, in the case of documents to be executed and delivered at the Closing, the legally valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 Noncontravention. Neither the execution and delivery by the Purchaser of this Agreement, nor consummation by the Purchaser of the Transactions, will (i) conflict with or violate any provisions of the articles of incorporation, bylaws or other constitutive or corporate documents of the Purchaser, (ii) violate, conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any Contract to which the Purchaser is a party; or (iii) violate, conflict with or result in a breach of any Law, judgment, writ or injunction of any Governmental Authority applicable to the Purchaser, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults which would not impair in any material respect the ability of the Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 5.4 Governmental Approvals. Except as set forth in Section 5.4 of the Disclosure Schedule, there are no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority that are necessary for the execution and delivery of this Agreement by the Purchaser or performance of this Agreement and consummation of the Transactions by the Purchaser, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not impair in any material respect the ability of the Purchaser to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 5.5 Capital Resources. The Purchaser has available to it, and will have available to it at the Closing, sufficient funds to pay the Purchase Price, to pay all related fees and expenses payable by the Purchaser in connection with the Transactions and to consummate the other transactions contemplated by this Agreement to be consummated by the Purchaser, all as evidenced by valid and executed commitment letters issued by recognized local Guatemalan or international financial institutions (the “Commitment Letters”). True and complete copies of such Commitment Letters in form and substance reasonably acceptable to the Seller have been provided to the Seller.

Section 5.6 Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened against, relating to or involving the Purchaser that would reasonably be expected to impair in any material respect the ability of the Purchaser to perform its obligations hereunder or prevent or materially delay the consummation of the Transactions.

Section 5.7 Brokers. None of the Purchaser or its Affiliates has entered into any Contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Seller, the Acquired Entities, or any of their Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the Transactions.

Section 5.8 Purchase for Investment. The Purchaser is acquiring the Acquired Company Interests for its own account, not as a nominee or agent, for investment and not with a view toward any resale or distribution of any part thereof and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Acquired Company Interests. The Purchaser further represents that it does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Acquired Company Interests.

Section 5.9 Purchaser’s Independent Investigation. The Purchaser and its representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the Acquired Entities. The Purchaser acknowledges that:

(a) the Purchaser has been afforded access to and the opportunity to inspect the Acquired Entities, the business of the Acquired Entities and all other due diligence materials; and

(b) the Purchaser has inspected the business of the Acquired Entities and all other due diligence materials (including any documentation provided by the Seller or its Affiliates in connection with the Transactions), in each case to the extent the Purchaser deems necessary or advisable in connection with its decision to enter into this Agreement and to consummate the Transactions.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business.

(a) Except as contemplated or permitted by this Agreement, Section 6.1 of the Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Closing, unless the Purchaser otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall use commercially reasonable efforts to cause the Acquired Entities to conduct the business of the Acquired Entities in all material respects in the ordinary course consistent with past practice.

(b) Without limiting the generality of the foregoing, except as contemplated or permitted by this Agreement, Section 6.1 of the Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Closing, unless the Purchaser otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall use commercially reasonable efforts to cause the Acquired Entities not to:

(i) (A) issue, sell or grant any of its equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its equity interests, or any rights, warrants or options to purchase any of its equity interests; (B) redeem, purchase or otherwise acquire any of its equity interests, or any rights, warrants or options to acquire any of its equity interests; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its equity interests; or (D) split, combine, subdivide or reclassify any of its equity interests;

(ii) amend its certificate of incorporation, bylaws or analogous charter documents;

(iii) (a) adopt or effect a plan or agreement of complete or partial liquidation or dissolution or effect any merger into or with any other Person, consolidation with any other Person or acquisition of all or any substantial part of the business or assets of any Person;

(iv) sell, pledge, transfer, dispose of or encumber or suffer or permit to exist any Lien (other than Permitted Liens) on any of their material properties or assets except (x) pursuant to Contracts in force on the date of this Agreement or entered into after the date of this Agreement in compliance with the provisions of this Agreement, or (y) transfers among the Acquired Entities;

(v) make any material change in accounting policies or practices (including any change in depreciation or amortization policies), except in each case as required under Guatemalan GAAP or in the ordinary course of business and consistent with past practice;

(vi) change any business policies, including advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies, which in each case would result in any amount in excess of U.S.$250,000, in aggregate, that would have been payable by such Acquired Entity prior to the Closing prior to such change of business policy is deferred until after the Closing;

(vii) incur any indebtedness for borrowed money in excess of U.S.$250,000;

(viii) except in the ordinary course of business and consistent with past practice, (w) make any material Tax election, change any Tax accounting method or settle or compromise any material Tax liability, (x) assign, terminate or amend, in any material respect, any Material Contract or material Permit, (y) execute or effect any material waiver or consent with respect to any Material Contract or material Permit, or (z) enter into any Contract that, if entered into on or prior to the date hereof, would be required to be listed in Section 4.13(a) of the Disclosure Schedule;

(ix) assign, terminate or amend any Critical Contract, except in connection with the six week outage at CGESJ in connection with Alstom’s steam path replacement project;

(x) assign, terminate or amend any policies of insurance set forth on Section 4.14 of the Disclosure Schedule;

(xi) enter into any Contracts providing for the payment of sums, individually or in the aggregate, in excess of U.S.$100,000 upon or following any change of control or ownership of any of the Acquired Entities;

(xii) make any payment in connection with any agreements set forth on Section 4.22 of the Disclosure Schedule other than pursuant to clause (ix) above, or

(xiii) enter into any Contract, commitment or arrangement to do, or take, or agree to take any of the foregoing actions.

(c) In addition, the Seller agrees that, during the period from the date of this Agreement until the Closing Date, the Seller shall not and shall not permit any of its Affiliates to, take, or agree or commit to take, any action that could reasonably be expected to (a) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (b) significantly increase the risk of any Governmental Authority entering an order or restraint prohibiting or impeding the consummation of the Transactions or (c) otherwise materially delay the consummation of the Transactions.

(d) The Purchaser agrees that, during the period from the date of this Agreement until the Closing Date, the Purchaser shall not and shall not permit any of its Affiliates to, take, or agree or commit to take, any action that could reasonably be expected to (a) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (b) significantly increase the risk of any Governmental Authority entering an order or restraint prohibiting or impeding the consummation of the Transactions or (c) otherwise materially delay the consummation of the Transactions.

Section 6.2 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each party hereto shall cooperate with the other party and use its respective commercially reasonable efforts to promptly

(i) take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including, to the extent determined necessary, any filings under applicable Antitrust Laws) and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, “Antitrust Laws” means the applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) Each party hereto shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each party hereto shall have the right to review in advance and to the extent practicable each will consult the other party on, all the information relating to the other party and its Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions. Each party shall have the right to attend conferences and meetings between another party and regulators concerning the Transactions. In this regard, the party requesting any such conference or meeting with a regulator shall, to the extent practicable, notify the other party at least three (3) Business Days in advance of such conference or meeting.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.2, each party hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, each party shall use its commercially reasonable efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the Walk-Away Date, provided, however, that such party shall not be required to defend through litigation any claim asserted by any Person and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Walk-Away Date).

(d) Notwithstanding anything to the contrary contained in this Agreement, commercially reasonable efforts shall not require the party undertaking such efforts to pay any form of compensation or other consideration or create an obligation to enter into or modify any form of relationship, arrangement or agreement with any third party.

Section 6.3 Public Announcements. The Seller and the Purchaser shall each be entitled to issue an initial press release with respect to this Agreement and the Transactions (a copy of which shall be shared with the other party and each party shall allow the other party reasonable time to comment on such release in advance of its announcement). Each party acknowledges and agrees that each party’s initial press release shall be released on the same day and during the same time period. Thereafter, each party may make (i) any public statements regarding this Agreement or the Transactions as may be required by Law or by any applicable listing agreement with a national securities exchange or national market system as determined in the good faith judgment of the party proposing to make such statement or (ii) public statements with respect to this Agreement and the Transactions, whether oral or written, in connection with shareholder reports, earnings announcements or communications with stock market analysts; provided, however that such statements are consistent with the information contained in the initial press releases or the statements made in accordance with clause (i) of this sentence.

Section 6.4 Access to Information; Periodic Reports; Confidentiality.

(a) Upon reasonable request and written notice, subject to applicable Laws relating to the exchange of information, the Seller shall use commercially reasonable efforts to cause the Acquired Entities to afford to the Purchaser and the Purchaser’s representatives reasonable access during normal business hours to the Acquired Entities’ books, Contracts and records and the Seller shall use commercially reasonable efforts to cause the Acquired Entities to furnish promptly to the Purchaser such information concerning their business and properties as the Purchaser may reasonably request; provided, however, that such access shall not unreasonably interfere with the business or operations of the Seller or any Acquired Entity; provided, further, that the Seller shall not be obligated to cause the Acquired Entities to provide such access or information if the Seller determines, in its reasonable judgment, that doing so would (i) cause significant competitive harm to the Seller, any Acquired Entity, or their respective businesses if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or a Contract or obligation of confidentiality owing to a third-party or (iii) jeopardize the protection of an attorney-client privilege. Until the Closing, the information provided will be subject to the terms of the Confidentiality Agreement.

(b) No later than fifteen (15) days following the end of each calendar month prior to the Closing, the Seller shall provide to the Purchaser (i) the unaudited consolidated balance sheet of the Acquired Entities as of the end of the most recently completed calendar month and the related unaudited consolidated statements of income and retained earnings and cash flows for the period from the beginning of the then-current fiscal year until the end of such month, and (ii) an operations and maintenance report relating to the Acquired Entities.

(c) The Seller shall make available to the Purchaser free of additional charge a designated office cubicle at the Seller’s offices in Guatemala City in furtherance of the Seller’s agreement pursuant to Section 6.4(a) to provide reasonable access to information, including communications with the Seller’s management. The Seller shall provide to the Purchaser’s representatives reasonable access during business hours to CGESJ’s power plant facilities for the purpose of reviewing the physical plant facilities which are the subject of the operations and maintenance report referred to in the preceding paragraph.

(d) The Purchaser acknowledges that the confidential information provided to it by the Seller or the Acquired Entities prior to the Closing in connection with this Agreement and the terms hereof, to the extent it relates to the Seller (but not the Acquired Entities, if the Closing occurs), shall be deemed confidential information and shall be used by the Purchaser only in connection with the Transactions and for no other purpose.

(e) The Purchaser shall cause the Acquired Entities to reasonably cooperate with the Seller and its Affiliates (at the sole cost and expense of the Seller and its Affiliates) and their counsel in connection with the CAFTA Claim, which cooperation will include, but not be limited to, the following: (A) if requested by the Seller or its Affiliates, the Purchaser will cause officers, directors, and employees of the Acquired Entities to (i) appear for a reasonable number of interviews, at reasonable times and locations, and (ii) answer questions concerning such CAFTA Claim or concerning their work for the Acquired Entities, (B) the Purchaser will cause the Acquired Entities to produce their non-privileged books, records, returns, documents, files, other information on file prior to Closing (including working papers and schedules) relating to such CAFTA Claim within the Acquired Entities’ custody and control, which it is reasonably requested to produce by the Seller or its Affiliates, and (C) upon reasonable notice from the Seller or its Affiliates, the Purchaser shall instruct the officers, directors and employees of the Acquired Entities to (i) appear for a reasonable number of hearings, depositions and at trial or arbitral proceeding (including as witnesses) related to any such CAFTA Claim, and (ii) meet with the representatives of the Seller and its Affiliates to assist in preparation for such depositions and trials.

Section 6.5 Preservation of Records; Post-Closing Cooperation.

(a) The Purchaser agrees that it shall preserve and keep any books, records and other documents relating to the businesses of the Acquired Entities for a period of six (6) years from the Closing Date and shall make such records available for inspection and copying to the Seller as may be reasonably required. No such books, records or documents shall be destroyed by the Purchaser without first advising the Seller in writing and giving the Seller a reasonable opportunity to obtain possession thereof.

(b) After the Closing, each party shall furnish, or cause to be furnished, to the other party reasonable access during normal business hours to such information and employees as may be reasonably required by such party and relating to the Acquired Entities in connection with, among other things, (i) financial reporting, accounting and Tax matters, (ii) any insurance claims by, suits, actions, claims, or proceedings against or investigations of, any party or (iii) in order to enable any party to comply with its obligations under this Agreement or any other agreement, document or instrument contemplated hereby. No party shall be required by this Section 6.5(b) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations or be reasonably expected to violate any attorney-client privilege of a party or its Affiliates or violate any applicable Law.

Section 6.6 Fees and Expenses. Except as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the Transactions and (b) the Seller shall pay its own fees, costs and expenses incurred in connection herewith and the Transactions.

Section 6.7 Directors and Officers.

(a) Immediately following the Closing, the Purchaser shall take all such action as shall be required to release resigning directors and officers of the Acquired Entities from liability in connection with their service as directors and officers of the Acquired Entities. For such purpose, the Purchaser shall take all necessary actions to carry out an equity holder’s meeting for each Acquired Entity immediately after the Closing, in which the equity holders of each Acquired Entity shall accept the resignation of each such director and officer, effective as of the date of issuance of each resignation letter, and grant the release pursuant to this Section 6.7. The Purchaser shall take all necessary actions to provide each resigning director and officer of the Acquired Entities with the appropriate document that evidences such release. The Seller shall use commercially reasonable efforts to cause each resigning director and officer of the Acquired Entities to release the Purchaser and its Affiliates from any and all liability to such resigning Person in connection with their service as directors and officers of the Acquired Entities. The Seller shall use commercially reasonable efforts to cause each such resigning director and officer of the Acquired Entities to provide to the Purchaser and its Affiliates with a release of any and all liability to such resigning Person except as specifically provided by this Agreement.

(b) From, and for a period of six (6) years following, the Closing Date, the Purchaser shall, or shall cause each Acquired Entity to, indemnify and hold harmless each present and former director and officer of each Acquired Entity (each, a “Indemnified Director”, collectively, the “Indemnified Directors”), who was or is a party or is threatened to be made a party to any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such Indemnified Director is or was a director, officer, employee or agent of such Acquired Entity, against any and all costs or expenses (including, without limitation, travel expenses and reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in defense or settlement or otherwise arising out of or pertaining to any facts or events existing or occurring at or prior to the Closing Date to the extent permitted as of the date hereof by applicable Law and by the Company Charter Documents of such Acquired Entity, as applicable. The Purchaser shall, or shall cause each Acquired Entity to, advance expenses to an Indemnified Director, as incurred, to the extent such advances are permitted as of the date hereof by applicable Law and by the Company Charter Documents of such Acquired Entity; provided, that the Indemnified Director to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Director is not entitled to indemnification. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) the Indemnified Directors shall promptly notify the Purchaser and the applicable Acquired Entity thereof, (ii) any counsel retained by the Indemnified Director for any period after the Closing Date shall be subject to the consent of the Purchaser and the applicable Acquired Entity (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) none of the Purchaser and the applicable Acquired Entity shall be obligated to pay for more than one firm of counsel for all Indemnified Directors, except to the extent that (A) an Indemnified Director has been advised by counsel that there are conflicting interests between it and any other Indemnified Director, or (B) local counsel, in addition to such other counsel, is required to effectively defend against such action or proceedings, and (iv) none of the Purchaser and the applicable Acquired Entity shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Purchaser and the applicable Acquired Entity shall not have any obligation hereunder to any Indemnified Director when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Indemnified Director in the manner contemplated hereby is prohibited by applicable Law.

(c) If the Purchaser or any Acquired Entity or any of their successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing entity of such consolidation or merger, or (ii) shall transfer all or substantially all of their respective properties and assets to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of the Purchaser or such Acquired Entity shall assume all of the obligations set forth in this Section 6.7.

Section 6.8 Related-Party Transactions. On or prior to the Closing Date, the Seller and the Acquired Entities shall terminate, with no further liability to any of the Acquired Entities, all contracts between any Acquired Entity and the Seller or its Affiliates (other than those contracts set forth on Section 6.8 of the Disclosure Schedule).

Section 6.9 TECO Marks. TECO Marks will appear on some of the assets of the Acquired Entities, including on signage at the facilities of the Acquired Entities, and on supplies, materials, stationery, brochures, advertising materials, manuals and similar consumable items of the Acquired Entities. The Purchaser shall, (i) within sixty (60) days after the Closing Date, remove, cover or conceal the TECO Marks from the assets of the Acquired Entities, including signage at the facilities of the Acquired Entities, and provide written verification thereof to the Seller promptly after completing such removal and (ii) within thirty (30) days after the Closing Date, return or destroy (with proof of destruction) all other assets of the Acquired Entities that contain any TECO Marks that are not removed, covered or concealed; provided, however, that the Purchaser shall be authorized to continue to use for internal purposes only and not for public use, materials bearing such TECO Marks (including manuals) used by the Seller and the Acquired Entities prior to the Closing for up to two (2) months following the Closing. Notwithstanding the foregoing, use of the TECO Marks shall remain under the control of the Seller and all goodwill associated with the TECO Marks shall remain with the Seller. Subject to the terms of the preceding sentences, the Purchaser acknowledges and agrees that it has and, upon consummation of the Transactions contemplated hereby shall have, no right, title, interest, license, or any other right whatsoever to use the TECO Marks. The Purchaser agrees never to challenge the Seller’s (or its Affiliates’) ownership of the TECO Marks or any application for registration thereof or any registration thereof or any rights of the Seller or its Affiliates therein as a result, directly or indirectly, of their ownership of the Acquired Entities. The Purchaser will not conduct any business nor offer any goods or services under any TECO Marks. The Purchaser will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any TECO Marks or otherwise operate the Acquired Entities in any manner which would or might reasonably be expected to confuse any Person into believing that the Purchaser has any right, title, interest or license to use any TECO Marks. Nothing herein shall be construed as granting the Purchaser the right to use the TECO Marks in any manner or for any purpose inconsistent with or to any greater extent than the current use of such TECO Marks by the Acquired Entities.

Section 6.10 Consents. The Purchaser acknowledges that certain consents or waivers with respect to the Transactions may be required, including with respect to the Contracts of the Operating Entities and that such consents have not been obtained. The Seller shall use commercially reasonable efforts to obtain on behalf of the Purchaser such consents; provided that the Purchaser acknowledges that the Seller’s obligation under this Section 6.10 shall not include any obligation on the part of the Seller or any of its Affiliates to enter into or modify any form of relationship, arrangement or agreement with any third party or require the payment by the Seller or any of its Affiliates of any compensation or other consideration. The Purchaser acknowledges and agrees that the Seller shall not have any liability or obligation whatsoever to the Purchaser arising out of or relating to the failure to obtain any consents that may be required in connection with the Transactions or because of the termination of any Contract as a result thereof. The Purchaser agrees that no representation, warranty or covenant of the Seller contained in this Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any consent, (b) any such termination or (c) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any termination.

Section 6.11 Non-Solicitation. Beginning on the date hereof and continuing until the date which is twenty four (24) months after the Closing Date, the Seller and its Affiliates shall not initiate, knowingly solicit or knowingly encourage any inquiries or the making of any proposal or offer for employment or employ, including as consultant or independent contractor, any person who on the Closing Date is an employee, officer or manager of any of the Acquired

Entities and that resides in Guatemala, except with the express written permission of the Purchaser in each instance; provided, that the foregoing restriction will not apply to (i) general solicitations for employees not specifically directed at any such person, (ii) general mandates given to recruitment consultants or (iii) soliciting or hiring any person who was not employed by any of the Acquired Entities at any time during the thirty (30) days prior to such solicitation or hiring.

Section 6.12 Commitment Letters. The Purchaser shall use its reasonable best efforts to comply with its obligations and enforce its rights under the Commitment Letters in a timely manner and shall not permit any amendment or modification thereto, or any waiver of any provision or remedy thereunder, which would have the effect of introducing an additional condition to such counterparties’ obligations, reducing the amount of the commitments thereunder or delaying the Closing. If any portion of the financing contemplated pursuant to the Commitment Letters (the “Financing”) becomes unavailable on the terms and conditions contemplated in the Commitment Letters, the Purchaser shall notify the Seller within two (2) Business Days and shall use its reasonable best efforts to obtain alternative financing from alternative sources on substantially the same terms (including pricing) in an amount sufficient to consummate the Transactions as promptly as reasonably practicable following the occurrence of such event. The Purchaser shall deliver to the Seller true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide the Purchaser with any portion of the financing necessary to consummate the Transactions. The Purchaser shall give the Seller notice within two (2) Business Days of any material breach by any party to the Commitment Letters, or any termination of the Commitment Letters. The Purchaser shall refrain (and shall use its reasonable best efforts to cause its Affiliates to refrain) from taking, directly, or indirectly, any action that would result in a failure of any of the conditions contained in the Commitment Letters or in any definitive agreements related to the Financing. The Purchaser shall not agree to or permit any material amendment, supplement or other modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letters or the definitive agreements relating to the Financing that would materially and adversely affect or delay in any material respect the Purchaser’s ability to consummate the Transactions, without first obtaining the Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Any material breach by the Purchaser of the Commitment Letters and/or any related fee or engagement letter shall be deemed a material breach by the Purchaser of this Section 6.12. The Purchaser will provide to the Seller any modifications or amendments to the Commitment Letters, or any material notices given in connection therewith, promptly but in any event within two (2) Business Days.

ARTICLE VII

POST-CLOSING TAX MATTERS

Section 7.1 Tax Filings. The Seller shall cause the Acquired Entities to file all Tax returns due on or prior to the Closing Date. The Purchaser shall be responsible for preparing and shall cause the Acquired Entities to file all Tax returns that are due after the Closing Date; provided, however, that the Seller shall have the right to review and approve any such Tax return which relates to a Pre-Closing Tax Period (a draft copy of which shall be provided to the Seller not later than fifteen (15) Business Days prior to the applicable due date thereof); provided that such approval shall not be unreasonably withheld. All Tax returns that are filed pursuant to this Section 7.1, in the absence of a controlling change in any Law or circumstances, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax returns have been filed and in a manner that does not accelerate deductions or defer income between Tax periods, except as otherwise required by any applicable Law.

Section 7.2 Pre-Closing and Straddle-Period Taxes.

(a) Taxes relating to a Straddle Period shall be allocated to the Pre-Closing Date Tax Period or Post-Closing Date Tax Period for purposes of determining the portion of such Taxes that are Pre-Closing Taxes as follows: Taxes allocable to the portion of the Straddle Period that ends on the Closing Date shall: (i) in the case of Taxes that are based upon or related to income or receipts, or imposed on a transactional basis, be deemed equal to the amount of Tax that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of other Taxes, determined by allocating such Taxes between the Pre-Closing Tax Period and Post-Closing Tax Period on a per diem basis. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending on the Closing Date and the period beginning after the Closing Date. The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

(b) Following the Closing, the Seller and the Purchaser will cooperate with each other, as and to the extent reasonably requested by the other, in the preparation of any Tax returns and in the conduct of any audit or other proceeding related to Taxes involving or relating to the Acquired Entities (which cooperation will include the retention and, upon request, the provision to the requesting party of records and information which are reasonably relevant to the preparation of such Tax return or to the conduct of such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder). The Purchaser and the Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Entities relating to any Pre-Closing Date Tax Period, and to abide by all record retention agreements entered into with any Tax authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Purchaser or the Seller, as the case may be, shall allow such other party to take possession of such books and records. The Purchaser will promptly provide the Seller with written notification in the manner set forth in (and subject to the terms of) Section 11.9 of any notice of any Tax audits or other assessments against any of the Acquired Entities involving any Pre-Closing Tax Periods.

(c) The Seller shall control and participate in all proceedings taken in connection with the conduct of any audit or other administrative or judicial proceeding related to Pre-Closing Taxes for which the Seller is obligated to provide indemnification under this Agreement (other than Taxes relating to a Straddle Period), and the Seller will reasonably consult with the Purchaser prior to any settlement thereof and will not enter into any such settlement without the Purchaser’s prior written approval (not to be unreasonably withheld, conditioned or delayed) if such settlement could result in an increase in any Taxes for which the Purchaser is not entitled to indemnification under this Agreement.

(d) The Seller and the Purchaser will jointly control and participate in all proceedings taken in connection with the conduct of any audit or other proceeding related to Taxes of any of the Acquired Entities for any Straddle Period. Neither the Seller nor the Purchaser will settle any assessment or claim made by any Governmental Authority in any such audit or other proceeding without the prior written consent of the others (which consent will not be unreasonably withheld, conditioned or delayed).

Section 7.3 Post-Closing Actions; Refunds.

(a) Post-Closing Actions. The Purchaser shall not, and shall not cause or permit its Affiliates (including the Acquired Entities) to, take any action during any Straddle Period, outside of the ordinary course of business, or make any election, that could increase the Seller’s liability for Taxes (including any liability of the Seller to indemnify the Purchaser for Taxes pursuant to this Agreement) except in each case as may be required by applicable Law, this Agreement or any other agreement entered into by an Acquired Entity prior to the Closing (in which case the Purchaser will provide written notice to the Seller of such action or election and the consequences thereof not less than fifteen (15) Business Days prior to taking such action or making such election). The Purchaser shall not, and shall not cause or permit the Acquired Entities to, amend, re-file or otherwise modify any Tax return for any period that includes, or ends on or prior to, the Closing Date, in each case, without the Seller’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed). The Purchaser shall not make, and shall cause its Affiliates (including the Acquired Entities) not to make, (i) any election under Section 338 of the U.S. Internal Revenue Code (the “Code”) (or any comparable election under the Law of any U.S. state or local jurisdiction) with respect to the acquisition of the Acquired Entities without the prior written consent of the Seller (which the Seller may grant or withhold in its sole and absolute discretion), or (ii) any election provided under U.S. federal, state or local Law with respect to the Acquired Entities (including any election pursuant to U.S. Treasury Regulation Section 301.7701-3), which election would be effective on or prior to the Closing Date. Notwithstanding the foregoing, the Purchaser shall not, and shall not cause or permit the Acquired Entities to, make any election under foreign Law that would be effective on or prior to the Closing Date which could increase the Seller’s liability for Taxes (including any liability of the Seller to indemnify the Purchaser for Taxes pursuant to this Agreement). Following the Closing, the Seller will in good faith cooperate with the Purchaser to the extent reasonably requested by the Purchaser, to determine the consequences of any proposed restructuring of the Purchaser, any of the Acquired Entities or the financing of any thereof that could have an effect on the Seller during any Straddle Period.

(b) Proceedings. The Purchaser shall control and participate in all proceedings taken in connection with the conduct of any audit or other administrative or judicial proceeding related to Post-Closing Taxes for which the Purchaser is obligated to provide indemnification under this agreement (other than Taxes relating to a Straddle Period), and the Purchaser will reasonably consult with the Seller prior to any settlement thereof and will not enter into any such settlement without the Seller’s prior written approval (not to be unreasonably withheld, conditioned or delayed) if such settlement could result in an increase in any Taxes of the Seller for which the Seller is not entitled to indemnification under this Agreement.

(c) Refunds. Any refunds or credits of Taxes paid by, for or on behalf of the Acquired Entities relating to any Pre-Closing Tax Period (plus any interest actually received with respect thereto and including refunds or credits arising from amended Tax returns filed on or after the Closing Date) shall be for the Seller’s account and, if received by the Purchaser or its Affiliates (including the Acquired Entities), shall be paid to the Seller within ten (10) Business Days after such receipt by the Purchaser or such Affiliate (including the Acquired Entities); provided, that such refunds or credits of Taxes shall be for the Seller’s account only if and to the extent that the Tax liability to which the refund or credit relates was paid by an Acquired Entity prior to the Closing Date or paid (or actually indemnified) by the Seller.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each party hereto to effect the Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Governmental Consents. The consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority set forth in Section 8.1(a) of the Disclosure Schedule required in connection with the execution, delivery or performance hereof by the parties hereto shall have been made or obtained;

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal; and

(c) Transitional Services Agreement. The Transitional Services Agreement shall have been executed by all parties thereto.

Section 8.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Transactions are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Seller contained in (i) Section 3.4, Section 3.7, Section 4.2, Section 4.11(c) and/or Section 4.17 shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (or, if given as of a specific date, at and as of such date) and (ii) except as provided in clause (i) of this Section 8.2(a), Articles III and IV of this Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except (as to clause (ii)) (x) for changes permitted by this Agreement or (y) where the failure or failures to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(b) Performance of Obligations of the Seller. The Seller shall have performed in all material respects all obligations required to be performed by the Seller under this Agreement at or prior to the Closing Date;

(c) Seller’s Certificate. The Purchaser shall have received a certificate signed on behalf of the Seller by an executive officer of the Seller certifying that the conditions set forth in Sections 8.2(a) and (b) as they relate to the representations, warranties and covenants of the Seller have been satisfied;

(d) Critical Contracts. There has been no termination or amendment to any Critical Contract;

(e) Repayment of Credit Facility. The Seller shall, or shall cause one of its Affiliates to, capitalize International or any of the Subsidiaries in order to fund, via a capital contribution, CGESJ to repay at Closing the outstanding loan balance of the Credit Facility and the interest due thereon from October 1, 2012 up to Closing;

(f) Seller Related Party Indebtedness. Any indebtedness of the Seller or any Affiliate of the Seller with the Acquired Entities shall have been eliminated except as set forth in Section 8.2(f) of the Disclosure Schedule; and

(g) Material Adverse Effect. No change, event or effect has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

Section 8.3 Conditions to Obligations of the Seller. The obligations of the Seller to effect the Transactions are further subject to the satisfaction (or waiver by the Seller, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained in Article V of this Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures to be so true and correct, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of the Purchaser to perform its obligations under this Agreement or prevent or materially delay consummation of the Transactions;

(b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

(c) Officer’s Certificate. The Seller shall have received a certificate signed on behalf of the Purchaser by an executive officer of the Purchaser certifying that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by the mutual written consent of the Seller and the Purchaser;

(b) by the Seller or the Purchaser:

(i) if the Closing Date does not occur on or before ninety (90) days after the timely delivery of an Offer Notice within the time period specified in Section 4(a) of the Option Agreement (the “Walk-Away Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a party if the failure of the Closing Date to occur on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; provided, further, that if as of such date the only condition to the Closing which has not been satisfied or waived is the condition to Closing set forth in Section 8.1(a), then the Walk-Away Date will be extended for ten (10) additional days; provided, further, that if the Seller exercises its right to deliver a Disclosure Schedule Update, then solely as to the Purchaser, the

Walk-Away Date shall be the later of the date specified in this Section 9.1(b)(i) above or the fifth (5th) Business Day after the delivery of such Disclosure Schedule Update; or

(ii) if any order or restraint having the effect set forth in Section 8.1(b) shall be in effect and shall have become final and non-appealable;

(c) by the Purchaser, (i) if the Seller shall have materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 8.2 and (y) cannot be cured by the Seller by the Walk-Away Date; provided, however, that the Purchaser is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement or (ii) pursuant to the final sentence of Section 11.12(g); or

(d) by the Seller, if the Purchaser shall have materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 8.3 and (y) cannot be cured by the Purchaser by the Walk-Away Date; provided, however, that the Seller is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 9.2 Effect of Termination; Reverse Termination Fee.

(a) In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become null and void (other than the last sentence of Section 6.3, the last sentence of Section 6.4(a), Section 6.4(d), Section 6.6, this Section 9.2 and Article XI) and there shall be no liability on the part of the Purchaser or the Seller or their respective directors, officers and Affiliates, except that, where a party has committed fraud or intentionally breached this Agreement, nothing shall relieve such party from liability to the non-breaching party for such fraud or intentional breach nor impair the right of any non-breaching party to compel specific performance by such other party of its obligations under this Agreement.

(b) Notwithstanding Section 9.2(a), the Purchaser acknowledges and agrees that in the event this Agreement is terminated by the Seller pursuant to Section 9.1(d), the Seller shall immediately draw down the total amount from the Letter of Credit (the “Reverse Termination Fee”). The Seller’s right to receive the Reverse Termination Fee from the Purchaser shall be the Seller’s sole remedy in the event of any such termination by the Seller pursuant to Section 9.1(d) and shall be treated as liquidated damages suffered as a result of the failure of the Transactions to be consummated or as a result of the breach or failure to perform under this Agreement.

Section 9.3 Return of Confidential Information. If the transactions contemplated by this Agreement are terminated as provided herein:

(a) The Purchaser shall return to the Seller or destroy (such destruction to be certified in writing by an appropriate officer of the Purchaser) all confidential information received by the Purchaser and its representatives from the Seller, the Acquired Entities or their respective representatives relating to the Seller and the Acquired Entities, whether so obtained before or after the execution hereof; and

(b) all confidential information received by the Purchaser and its representatives with respect to the Seller and the Acquired Entities shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect subject to its terms notwithstanding the termination of this Agreement.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification by the Seller. The Seller will indemnify, defend and hold harmless the Purchaser, each Affiliate of the Purchaser (including, after the Closing, the Acquired Entities) and each of their respective officers, directors, and employees (collectively, the “Purchaser Group”) from and against and pay or reimburse, as the case may be, the Purchaser Group for, any and all Damages actually paid or suffered by any member of the Purchaser Group based upon or arising out of:

(a) the breach by the Seller of any of the Seller’s representations and warranties contained in Article III and Article IV;

(b) the breach by the Seller of any covenant or agreement of the Seller contained in this Agreement on the part of the Seller to be observed or performed;

(c) any Pre-Closing Taxes, provided, however, that the Seller shall not indemnify and hold harmless the Purchaser Group, from any liability for Pre-Closing Taxes attributable to any action taken after the Closing by the Purchaser, any of its Affiliates (including the Acquired Entities), or any transferee of the Purchaser or any of its Affiliates (including the Acquired Entities) if such action was taken in breach of Section 7.3(a) (a “Purchaser Tax Act”); or

(d) any federal, state, local or foreign taxes, charges, fees, imposts, transaction taxes, levies or other assessments in respect of income and/or gains of the Seller (including income taxes, profit taxes, capital gains taxes and withholding taxes in respect thereof), and all value added taxes and stamp taxes, if any, imposed in connection with the Restructuring and the sale of the Acquired Company Interests (collectively, the “Seller Taxes”).

Section 10.2 Indemnification by the Purchaser. The Purchaser will indemnify, defend and hold harmless the Seller, each Affiliate of the Seller and each of their respective officers, directors, and employees (collectively, the “Seller Group”) from and against, and pay or reimburse, as the case may be, the Seller Group for, any and all Damages actually paid or suffered by any member of the Seller Group based upon or arising out of:

(a) the breach by the Purchaser of any representations and warranties contained in Article V;

(b) the breach by the Purchaser of any covenant or agreement of the Purchaser contained in this Agreement on the part of the Purchaser to be observed or performed; or

(c) any Post-Closing Taxes or any liability for Pre-Closing Taxes that in each case is attributable to a Purchaser Tax Act.

Section 10.3 Indemnification Procedures.

(a) If any claim or demand is made against an Indemnified Party by a Person not a party hereto (or an Affiliate thereof) with respect to any matter by any Person who is not a party to this Agreement (or an Affiliate thereof) which may give rise to a claim for indemnification against an Indemnifying Party under this Agreement (a “Third Party Claim”), then the Indemnified Party will promptly notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim, including the factual basis for the Third Party Claim and, to the extent known, the amount of the Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will affect the Indemnifying Party’s obligations under this Article X, except to the extent the Indemnifying Party is actually prejudiced as a result thereof (except that the Indemnifying Party will not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all non-ministerial notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third Party Claim.

(b) The Indemnifying Party will have the right to participate in or to assume the defense of any Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party is conducting the defense of the Third Party Claim the Indemnified Party, at its sole cost and expense, may retain separate counsel and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense and any such counsel shall cooperate with the legal counsel of the Indemnifying Party.

(c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without each Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided that if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms unconditionally releases the Indemnified Party and each member of such Indemnified Party’s Group completely from all liability in connection with such Third Party Claim; provided, however, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or any member of such Indemnified Party’s Group. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not and will cause its Affiliates not to, admit any liability, consent to the entry of any judgment or agree to any settlement, compromise or discharge with respect to any Third Party Claim without the prior written consent of the Indemnifying Party.

(d) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party reasonably informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, the Indemnified Party will cooperate in the defense thereof, which cooperation will include the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) Any claim on account of Damages for which indemnification is provided under this Agreement that does not involve a Third Party Claim will be asserted by reasonably prompt written notice given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought. The notice shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount, of claimed Damages and a description of the basis for such claim. The delay by any Indemnified Party to so notify the Indemnifying Party will not affect the Indemnifying Party’s obligations under this Article X, except to the extent that the Indemnifying Party is actually prejudiced as a result thereof.

(f) In connection with any matter for which a claim or demand is made against an Indemnified Party under this Agreement, the Indemnified Party shall use commercially reasonable efforts to provide the Indemnifying Party with reasonable and necessary access to all documents, data, products, product exemplars and knowledgeable personnel of the Indemnified Party and its Affiliates relevant to any such matter, in each case at the Indemnified Party’s cost and expense. Without limiting the generality of the foregoing, the Indemnified Party shall, at its own cost and expense, use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Affiliates to, provide employees to act as witnesses, prepare and execute statements, authorizations, orders, reports and other documents and information and provide such other assistance, in each case that is reasonably requested by the Indemnifying Party in connection with any matter for which a claim or demand is made against an Indemnified Party under this Agreement, including in anticipation of, or preparation for, existing or future litigation or other matters in which the Indemnifying Party or any of its Affiliates is involved.

(g) In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any claim (an “Indemnified Claim”), such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner in prosecuting any subrogated right or claim. Each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

Section 10.4 Certain Limitations.

(a) The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Damages for which indemnification is provided under this Agreement will be reduced by any amounts actually received (including amounts received under insurance policies) by or on behalf of the Indemnified Party from third parties (net of out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnified Party in connection with seeking to collect and collecting such amounts), in respect of such Damages (such net amounts are referred to herein as “Indemnity Reduction Amounts”). If any Indemnified Party receives any Indemnity Reduction Amounts in respect of an Indemnified Claim for which indemnification is provided under this Agreement after the full amount of such Indemnified Claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnified Claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Indemnified Claim, then the Indemnified Party will promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such Indemnified Claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. The Seller and the Purchaser will use commercially reasonable efforts to mitigate the amount of Damages for which indemnification is provided under this Agreement.

(b) The amount of Damages for which indemnification is provided under this Agreement will reduced to take account of any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages.

(c) Anything contained in this Agreement to the contrary notwithstanding, the Seller will not have any obligation to indemnify any member of the Purchaser Group with respect to any matter if the Damages arise from a change in the accounting or Tax policies or practices of any of the Acquired Entities after the Closing Date.

(d) Anything contained in this Agreement to the contrary notwithstanding, excluding a party’s breach of its confidentiality obligations, no member of the Seller Group and no member of the Purchaser Group will be entitled to any recovery under this Agreement for special, punitive, exemplary, incidental, indirect, or consequential damages, lost profits or diminution in value. No Damages shall be determined or increased based on any multiple of any financial measure (including earnings, sales or other benchmarks) that might have been used by the Purchaser in the valuation of the Acquired Company Interests, the Acquired Entities or their respective businesses and operations.

(e) No Indemnified Party shall be entitled to indemnification under this Article X for any breach of a representation or warranty hereunder if (1) such Indemnified Party had actual knowledge of such breach on or before Closing and (2) the Indemnifying Party did not have actual knowledge of such breach (or the facts giving rise to such breach) on or before the Closing. Solely for purposes of this Section 10.4(e) “actual knowledge” as it relates to (i) the Purchaser shall mean the actual knowledge of Ramon Campollo and (ii) the Seller shall mean with respect to the Operating Entities, the actual knowledge of Victor Urrutia, Operations VP and General Manager, Ana Karina Mendizabal, Financial Manager and Rafael Navajas, Commercial Manager, and with respect to International and Power, the actual knowledge of Terry Schramm, Assistant Controller of TECO Guatemala, Inc.

(f) In addition to the limitations set forth in this Section 10.4 and Section 10.6, with respect to any claim for indemnification regarding any breach of the representation and warranty set forth in Section 4.10 there shall be no obligation to indemnify any member of the Purchaser Group for any Damages (i) unless the Damages arise out of (A) a Third Party Claim that is not intentionally instigated or encouraged by any member of the Purchaser Group, or (B) a condition discovered in the ordinary course of business, and then (ii) only to the extent such Damages were incurred to comply with applicable Environmental Laws using, in the case of any remedial measures taken by or on behalf of the Purchaser (including the Acquired Entities) after the Closing, reasonable and recognized remediation protocols and techniques that are economically reasonable in relation to other reasonable and recognized remediation protocols and techniques; provided, however, that there shall be no liability for any such Damages to the extent that any member of the Purchaser Group or any other Person after Closing contributed to the condition or circumstance forming the basis of such Damages.

(g) Any Damages for which any member of the Purchaser Group is entitled to indemnification under Section 10.1 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation and warranty or covenant.

Section 10.5 Termination of Indemnification Obligations.

(a) Each and every representation and warranty of the Seller or the Purchaser contained in Articles III, IV and V will survive the Closing Date solely for purposes of Sections 10.1(a) and 10.2(a), as applicable, until (and will expire and be of no further force or effect after) the eighteen (18) month anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 3.4, 4.2 and 4.11(c) shall survive until (and will expire and be of no further force or effect after) the sixth anniversary of the Closing Date. Each other representation and warranty made by any party contained in or made pursuant to this Agreement or contained in or made pursuant to any closing certificate or other instrument or agreement delivered by any party pursuant to this Agreement will not survive (and will expire at) the Closing and shall thereafter be of no further force or effect and no party will have any obligation to provide indemnification or other liability in respect thereof.

(b) The obligations of each party to indemnify, defend and hold harmless the applicable Persons (i) pursuant to Sections 10.1(a) and 10.2(a) will terminate when the applicable representation or warranty expires pursuant to Section 10.5(a) and (ii) pursuant to Sections 10.1(b) and 10.2(b) will terminate eighteen (18) months after the date of this Agreement and (iii) pursuant to Sections 10.1(c), 10.1(d) and 10.2(c) will terminate on the date that the applicable statute of limitations relating to any Pre-Closing Taxes, Post-Closing Taxes, or Seller Taxes, as applicable, expire; provided, however, that as to clauses (i), (ii) and (iii) above, such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party and such obligation will continue until the resolution of such claim.

Section 10.6 Dollar Limitations.

(a) Anything contained in this Agreement to the contrary notwithstanding, in no event will the aggregate amount for which the Seller collectively shall be responsible to indemnify the Purchaser Group for all claims under Sections 10.1(a) or 10.1(b) (other than with respect to the Seller’s representations and warranties contained in Sections 3.4, 4.2 and 4.11(c)) exceed, and the Seller’s collective aggregate liability under Sections 10.1(a) or 10.1(b) (other than with respect to the Seller’s representations and warranties contained in Sections 3.4, 4.2 and

4.11(c)) shall be limited to, an amount equal to fifteen percent (15%) of the Purchase Price (the “Cap”). In no event will the collective aggregate amount for which the Seller shall be responsible to indemnify the Purchaser Group for all claims under Sections 10.1(a) with respect to the representations and warranties contained in Sections 3.4, 4.2 and 4.11(c) exceed the Purchase Price; provided, however, that in no event will the aggregate amount for which the Seller collectively shall be responsible to indemnify the Purchaser Group for all claims under Sections 10.1(a) or 10.1(b) exceed the Purchase Price. Notwithstanding any other provision of this Agreement to the contrary, the Seller’s liability relating to the Seller Taxes shall not be subject to any Cap or Basket or Purchase Price limit otherwise provided for herein.

(b) Anything contained in this Agreement to the contrary notwithstanding, no monetary amount will be payable by the Seller to any member of the Purchaser Group with respect to the indemnification of any claims pursuant to Section 10.1 until the aggregate amount of Damages actually incurred by the Purchaser Group with respect to such claims against the Seller shall exceed on a cumulative basis an amount equal to U.S.$1,250,000 of the Purchase Price (the “Basket”), in which event the Seller shall be responsible for the full amount of the damages (i.e. not just the amount in excess of the Basket). In addition, the Seller will not be responsible for making payments with respect to Damages for any individual unrelated items pursuant to Section 10.1 where the aggregate Damages relating thereto are less than U.S.$150,000 and such items shall not be aggregated for purposes of determining whether aggregate Damages incurred by the Purchaser Group exceed the Basket. In connection with any claim for indemnification under Section 10.1, the Purchaser and the other members of the Purchaser Group will promptly provide the Seller with written notice of all claims included in the Basket and copies of all documents reasonably requested by the Seller relating thereto. The limitations of this Section 10.6(b) shall not apply to claims with respect to the Seller’s representations and warranties contained in Sections 3.4, 4.2 and 4.11(c).

Section 10.7 Exclusive Remedy. To the fullest extent permitted by applicable Law, the indemnification provided in this Article X and specific performance pursuant to Section 11.13 shall be the sole and exclusive remedy available to each party and their respective Affiliates and each member of the Seller Group and the Purchaser Group for breaches of any of the terms, conditions, representations, warranties, covenants or agreements contained in this Agreement or for any other claims relating to the subject matter of this Agreement and shall preclude assertion by members of the Seller Group or the Purchaser Group of any other rights, claims or causes of action or the seeking of any other remedies, whether in contract, tort, strict liability, under Law (including statutory or common law) or otherwise, against the Purchaser (or any of its Affiliates) or against the Seller (or any of its Affiliates), with respect to breaches of any of the terms, conditions, representations, warranties, covenants or agreements contained in this Agreement or for any other claims relating to the subject matter of this Agreement, all of which the Purchaser (on behalf of itself and the other members of the Purchaser Group) and the Seller (on behalf of itself and the other members of the Seller Group) hereby waives.

ARTICLE XI

MISCELLANEOUS

Section 11.1 No Other Representations or Warranties.

(a) The parties acknowledge and agree that except for the representations and warranties made by the Seller in Articles III and IV hereof, the Seller does not (nor any Person on behalf of the Seller) make any representation or warranty, express or implied, at Law or in equity, with respect to the Acquired Entities, or their respective businesses, operations, assets, liabilities, condition (financial or otherwise), prospects (financial or otherwise) or risks, including with respect to merchantability or fitness for any particular purpose, or with respect to any financial projections or forecasts, notwithstanding the delivery or disclosure to the Purchaser or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except as otherwise expressly provided herein, the Acquired Entities are being transferred “as is, where is and with all faults”. Any claims the Purchaser may have for breach of representation or warranty in connection with the Transactions shall be based solely on the representations and warranties set forth in Articles III and IV and any such other representations and warranties are hereby disclaimed. The parties further acknowledge and agree that the Seller has not made (nor any Person on behalf of the Seller) any representation or warranty, express or implied, at Law or in equity, as to the accuracy or completeness of any information regarding the Acquired Entities or the Transactions not expressly set forth in this Agreement, and neither the Seller, nor any of its Affiliates, or any other Person will have or be subject to any liability to the Purchaser, any of its representatives or any other Person resulting from the distribution to the Purchaser or its representatives or the Purchaser’s use of any such information, including any document or information in any form provided to the Purchaser or its representatives in connection with the Transactions.

(b) With respect to any projection or forecast delivered by or on behalf of the Seller, any Acquired Entity, or any of their respective representatives to the Purchaser or any of its representatives, the Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) the Purchaser is familiar with such uncertainties, (iii) the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so delivered and (iv) none of the Purchaser or its representatives or any other Person shall have any claim against the Seller or any of its representatives or any other Person with respect thereto. The Purchaser further acknowledges that it has expertise in the businesses of the Acquired Entities and understands the risks and uncertainties in connection with such businesses.

Section 11.2 Amendment or Supplement. This Agreement may be modified, altered, amended or supplemented in any and all respects, by written agreement of each of the parties hereto.

Section 11.3 Extension of Time, Waiver, Etc. At any time prior to the Closing Date, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party hereto, (b) extend the time for the performance of any of the obligations or acts of the other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Seller or the Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 11.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, (including by operation of Law in connection with a merger, consolidation, sale of all or substantially all of a party’s assets or otherwise) by any party without the prior written consent of the other party. Notwithstanding the assignment of this Agreement pursuant to the provisions stated hereinabove, it is understood and agreed that the assignor shall remain responsible for its obligations under this Agreement. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 11.4 shall be null and void.

Section 11.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each party and delivered to the other party. This Agreement may be executed by facsimile signature or by other electronic means, such as portable document format (.pdf) file, which shall constitute a legal and valid signature for purposes hereof.

Section 11.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Disclosure Schedule, the exhibits hereto and the Confidentiality Agreement (a) constitute the entire agreement and supersede and cancel all other prior agreements, negotiations, correspondence, undertakings, communications and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including the Offering Materials and Presentations and (b) except for the provisions of Section 6.7 with respect to the Indemnified Directors and Article X with respect to members of the Seller Group and the Purchaser Group, are not intended to and shall not be construed to confer upon any Person, other than the parties hereto any rights, benefits, privileges or remedies under or by reason of this Agreement.

Section 11.7 Governing Law. This Agreement, including its formation, validity, performance, termination or enforcement, and the parties’ relationship in connection therewith, together with any related claims whether sounding in contract, tort or otherwise, shall be governed by and interpreted under the Laws of the State of New York (without regard to its principles of conflicts of Laws which would result in the application of the Laws of another jurisdiction).

Section 11.8 Consent to Jurisdiction; Waiver.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in Miami, Florida for any action, dispute, suit or proceeding arising out of or relating to this Agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such court). The parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such action, dispute, suit or proceeding arising out of or relating to this Agreement in such court, the lack of jurisdiction of such court or any defense of inconvenient forum for the maintenance of such action, dispute, suit or proceeding. Each party hereto agrees that a judgment in any such action, dispute, suit or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each party hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.9.

(c) Each party to this Agreement waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any action, dispute, suit or proceeding directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated in this Agreement. Each party (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would seek to avoid that foregoing waiver in the event of any action, dispute, suit or proceeding and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 11.8.

Section 11.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if sent by hand delivery, facsimile, or air courier to the parties at the following addresses:

If to the Purchaser, to:

C.F. Financeco, Ltd.

c/o Ramón Campollo

Madre Tierra

7a Avenida 6-53, Zona 4

4to. Nivel

Edificio El Triángulo

Guatemala, Guatemala, C.A.

If to the Seller, to:

TECO Energy, Inc.

702 N. Franklin Street

Tampa, FL 33602

Attention: General Counsel

Facsimile: (813) 228-4013

with a copy (which shall not constitute notice) to:

Holland & Knight LLP

701 Brickell Avenue, Suite 3000

Miami, FL 33131

Attention: Rodney H. Bell, Esq.

Facsimile: (305) 305-789-7799

or such other address or facsimile number as such party may hereafter specify by like notice to the other party hereto. All such notices, requests and other communications shall be deemed received (a) at the time personally delivered, if delivered by hand with receipt acknowledged, (b) at the time received, if sent by air courier and (c) upon issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error, if sent by facsimile.

Section 11.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 11.11 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquired Company Interests” shall have the meaning set forth in Section 1.1.

“Acquired Entities” or “Acquired Entity” shall mean International, Power, TEMSA and CGESJ.

“Acquired Subsidiary Interests” means (a) one hundred percent (100%) of the equity interests held by International directly in Power and (b) one hundred percent (100%) of the equity interests held by International directly (and indirectly, through Power) in each of TEMSA and CGESJ.

“Acquisition Transaction” shall mean any merger, liquidation, recapitalization, consolidation or other business combination directly or indirectly involving any Acquired Entity or the direct or indirect acquisition of any capital stock or other securities of any Acquired Entity, or any substantial portion of the assets of any Acquired Entity, or any combination of the foregoing (excluding the transactions contemplated hereby).

“Additional Amount” shall have the meaning set forth in Section 2.3.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Aggregate Value” means (i)(a) in the case of a Sale Transaction involving the equity interests of an Operating Entity or any of its subsidiaries, the total fair market value (at the time of execution) of all consideration paid or payable, or otherwise to be distributed, directly or indirectly, in respect of each equity interest in connection with the Sale Transaction multiplied by such Operating Entity’s Fully Diluted Shares Outstanding and (b) in the case of a Sale Transaction involving assets of an Operating Entity or any of its subsidiaries, the total fair market value (at the time of execution) of all consideration paid or payable, or otherwise to be distributed, directly or indirectly, to the Operating Entity or its equityholders in connection with the Sale Transaction plus (ii) without duplication, the amount of all indebtedness, preferred stock, capital leases and any other liabilities and obligations directly or indirectly assumed, retired, repaid, redeemed or defeased in connection with the Sale Transaction. For purposes of this definition, consideration includes cash, securities, property, rights (contractual or otherwise), any dividends payable to equityholders of an Operating Entity after the date hereof (other than normal, ordinary course, recurring dividends) and any other form of consideration.

“Agreement” shall mean this Equity Purchase Agreement, as amended from time to time.

“Antitrust Laws” shall have the meaning set forth in Section 6.2(a).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.2.

“Basket” shall have the meaning set forth in Section 10.6(b).

“Business Day” shall mean a day except (i) a Saturday, a Sunday or (ii) any other day on which banks in the City of New York are authorized or required by Law to be closed.

“CAFTA Claim” shall mean all claims, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) of the Seller and its Affiliates related to or arising out of the events giving rise to that certain arbitration proceeding captioned TECO Guatemala Holdings, LLC v. Republic of Guatemala (ICSID Case No. ARB/10/23) and the underlying matter.

“Cap” shall have the meaning set forth in Section 10.6(a).

“CGESJ” shall have the meaning set forth in the Recitals.

“Closing” shall have the meaning set forth in Section 2.5(a).

“Closing Date” shall have the meaning set forth in Section 2.5(a).

“Code” shall have the meaning set forth in Section 7.3(a).

“Commitment Letters” shall have the meaning set forth in Section 5.5.

“Company Charter Documents” shall have the meaning set forth in Section 4.1.

“Confidentiality Agreement” shall mean that certain letter agreement dated August 11, 2011 between the Purchaser and TECO Guatemala, Inc.

“Contract” shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement.

“Credit Facility” shall mean that certain bank loan contract by and between CGESJ and Banco Industrial, Sociedad Anónima, dated as of December 23, 2010.

“Critical Contract” shall mean (i) the Alstom Agreement, (ii) Power Purchase Agreement by and between Central Generadora Eléctrica San José, Ltda. and Empresa Eléctrica de Guatemala, Sociedad Anónima dated as of November 11, 1996, (iii) Option Agreement by and between Central Generadora Eléctrica San José, Ltda. and Empresa Eléctrica de Guatemala, Sociedad Anónima dated as of August 16, 2001 in connection with Power Purchase Agreement between the parties dated as of November 11, 1996, and (iv) Interpretive Agreement by and between Central Generadora Eléctrica San José, Ltda. and Empresa Eléctrica de Guatemala, Sociedad Anónima dated as of January 31, 2006 in connection with Power Purchase Agreement between the parties dated as of November 11, 1996.

“Damages” shall mean losses, liabilities, claims, damages, fines, fees, penalties, payments, demands, judgments, settlements, costs and expenses (including reasonable costs and expenses of actions, suits, arbitrations or proceedings, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses incurred in defending against any such actions, suits, arbitrations or proceedings or in enforcing an Indemnified Party’s rights hereunder).

“Disclosure Schedule” shall have the meaning set forth in the preamble to Article III.

“Environmental Law” shall mean any applicable Law relating to (i) the protection of the environment (including air, water, soil and natural reserves, or (ii) the use, storage, handling, release or disposal of Hazardous Substances, in each case as in effect on the date of this Agreement.

“Force Majeure Event” shall mean any events beyond the reasonable control of a Person, including acts of God such as severe adverse weather conditions, earthquakes, floods, hurricanes, tornados or other natural disasters; acts of governmental authority; pandemics; acts of the public enemy or due to terrorism; war (whether declared or undeclared); riot; civil commotion; insurrection; malicious damage; strike; and changes in general political or social conditions, including sabotage, political unrest, change in government, military action or any escalation thereof.

“Financial Statements” shall have the meaning set forth in Section 4.4(b).

“Financial Statements (International and Power)” shall have the meaning set forth in Section 4.4(a)(ii).

“Financial Statements (Operating Entities)” shall have the meaning set forth in Section 4.4(a)(i).

“Financing” shall have the meaning set forth in Section 6.12.

“Fully Diluted Shares Outstanding” means the total number of shares of capital stock or other equity interests outstanding plus the total number of shares of capital stock or other equity interest issuable upon exercise, conversion or exchange of any outstanding securities exercisable, convertible or exchangeable into or for shares of capital stock or other equity interests of an Operating Entity including, without limitation, all outstanding stock options of the Operating Entity calculated in accordance with the treasury stock method.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Guatemalan GAAP” means generally accepted principles used by professional accountants in the Republic of Guatemala.

“Hazardous Substance” shall mean any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

“Indemnified Claim” shall have the meaning set forth in Section 10.3(g).

“Indemnified Director” or “Indemnified Directors” shall have the meaning set forth in Section 6.7(b).

“Indemnified Party” shall mean any member of the Seller Group or the Purchaser Group who or which may seek indemnification under this Agreement.

“Indemnifying Party” shall mean a party against whom indemnification may be sought under this Agreement.

“Indemnity Reduction Amount” shall have the meaning set forth in Section 10.4(a).

“International” shall have the meaning set forth in the Recitals.

“IP Rights” shall have the meaning set forth in Section 4.12(a).

“July Financial Statements (International and Power)” shall have the meaning set forth in Section 4.4(a)(ii).

“July Financial Statements (Operating Entities)” shall have the meaning set forth in Section 4.4(a)(i).

“Knowledge” with respect to the Seller, as used in Article IV hereof, shall mean the actual knowledge (without any duty to undertake any investigation concerning any matter), as of the date of this Agreement, of (i) with respect to the Operating Entities, Victor Urrutia, Operations VP and General Manager, Ana Karina Mendizabal, Financial Manager and Rafael Navajas, Commercial Manager and (ii) with respect to International and Power, Terry Schramm, Assistant Controller of TECO Guatemala, Inc., and in no event shall Knowledge include any constructive or imputed knowledge of the Seller or any of its Affiliates (including the Acquired Entities) or any of their respective directors, officers, employees, partners, managers, members or other representatives.

“Laws” shall have the meaning set forth in Section 4.8.

“Letter of Credit” shall have the meaning set forth in Section 2.4(a).

“Liens” shall mean all charges, claims, mortgages, liens, pledges, security interests or encumbrances.

“Management Financial Statements (Operating Entities)” shall have the meaning set forth in Section 4.4(c).

“Material Adverse Effect” shall mean a material adverse effect on the business, financial condition, assets, or operations of the Acquired Entities, taken as a whole, except for any such effect resulting from or arising out of or in connection with:

(a) the public announcement of this Agreement;

(b) the Transactions or any actions taken pursuant to or in accordance with this Agreement;

(c) changes in, or events or conditions affecting, any industry or market in which any of the Acquired Entities operate, provided that such changes do not disproportionately affect the Acquired Entities in any material respect relative to other entities operating in such industry or market;

(d) changes in, or events or conditions affecting, Guatemala or the global economy or capital or financial markets generally, including, changes in interest rates, the availability of financing or the insolvency of any government, provided that such changes do not disproportionately affect the Acquired Entities in any material respect relative to other entities operating businesses similar to the Acquired Entities;

(e) changes in applicable Law or the interpretations thereof by any Governmental Authority;

(f) changes in applicable accounting principles;

(g) Force Majeure Events;

(h) currency exchange rates or any fluctuations thereof;

(i) the taking of any action by the Seller or the Acquired Entities with the prior consent of the Purchaser; or

(j) the failure of the Acquired Entities to meet internal projections or forecasts or revenue or earnings predictions for any period ending on or after the date hereof.

Notwithstanding the foregoing clauses (a) through (j), the following shall constitute a Material Adverse Effect:

(i) any casualty loss to the Real Property and/or associated Structures (collectively, the “Facility Assets”) after the date hereof and prior to the Closing Date if (x) the restoration of such Facility Assets to a condition reasonably comparable to their prior condition has not been substantially completed before the Closing Date, or (y) the cost of restoring such Facility Assets to a condition reasonably comparable to their prior condition could reasonably be expected to cost in excess of twenty five percent (25%) of the Purchase Price; and

(ii) the condemnation of any portion of the Facility Assets if (x) the proceeds of such condemnation have not been assigned to the Purchaser at or prior to the Closing, (y) the value of the Facility Assets condemned (including any lost profits as a result of such condemnation) could be reasonably expected to exceed the condemnation proceeds assigned to the Purchaser, or (z) the value of the Facility Assets condemned (including any lost profits as a result of such condemnation) could reasonably be expected to exceed twenty five percent (25%) of the Purchase Price.

“Material Contracts” shall have the meaning set forth in Section 4.13(a).

“Offer Notice” shall mean the written notice of the Purchaser (or any of its successors or assigns) electing to purchase the Acquired Company Interests in accordance with Section 4(a) of the Option Agreement.

“Operating Entities” shall have the meaning set forth in the Recitals.

“Option Agreement” means the Amended and Restated Option Agreement dated as of January 16, 2006, as further amended to date by and among Power, Palm Import and Export Corporation, a British Virgin Island company, Services, International, and the Purchaser.

“Owned Real Property” shall have the meaning set forth in Section 4.11(a).

“Permits” shall have the meaning set forth in Section 4.8.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable, (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (c) with respect to the Owned Real Property, (i) any conditions shown by a current, accurate survey, (ii) easements, encroachments, restrictions, rights of way and any other non-monetary encumbrances which, individually or collectively, do not (A) make title to the Owned Real Property unmarketable as defined by applicable title standards, and/or (B) materially interfere with or otherwise impair the Acquired Entities access to, use of, or operations from any of the Owned Real Property, (iii) the effect of zoning, building codes and other similar land use ordinances, codes, and regulations that apply to real property generally, (iv) leases, subleases, licenses, and similar rental contracts listed on Section 4.11(b) of the Disclosure Schedule, and (v) covenants, conditions and restrictions of record, which, individually or collectively, do not (X) make title to the Owned Real Property unmarketable as defined by applicable title standards, and/or (Y) materially interfere with or otherwise impair the Acquired Entities access to, use of, or operations from any of the Owned Real Property, and (d) Liens reflected on the Financial Statements.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Post-Closing Taxes” means any Taxes of or payable by any of the Acquired Entities with respect to a Post-Closing Tax Period.

“Post-Closing Tax Period” means any Tax period (or portion of any Straddle Period) beginning after the Closing Date.

“Power” shall have the meaning set forth in the Recitals.

“Pre-Closing Taxes” means any Taxes of or payable by any of the Acquired Entities with respect to a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax period (or portion of any Straddle Period) ending on or before the Closing Date.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Group” shall have the meaning set forth in Section 10.1.

“Purchaser Tax Act” shall have the meaning set forth in Section 10.1(c).

“Restructuring” means the formation of the Seller and the corporate reorganization of the ownership structure of the Acquired Companies undertaken by the Seller and its shareholder prior to the Closing.

“Reverse Termination Fee” shall have the meaning set forth in Section 9.2(b).

“Sale Transaction” shall mean (a) any direct or indirect sale or exchange (whether in one or a series of transactions) of all or the majority of the equity interests of an Operating Entity or of its subsidiaries, whether issued by such Operating Entity or its subsidiaries or sold or transferred by their security holders, (b) any merger, consolidation, joint venture, partnership, spin-off, reverse spin-off, non pro-rata spin-off or other business combination involving an Operating Entity or of its subsidiaries, (c) any sale or other disposition of any of the businesses or material assets of an Operating Entity or of its subsidiaries, (d) any joint venture, licensing arrangement or other agreement which has the effect of transferring or granting perpetual rights in any of the businesses or material assets of an Operating Entity or of its subsidiaries, or (e) any reorganization, recapitalization or other transaction which has the effect of any of the foregoing and results or would result in the transfer to third parties, directly or indirectly, of ownership or control of an Operating Entity, its subsidiaries or their businesses, excluding however, any corporate reorganization, recapitalization, merger, transfer or similar transaction undertaken by the Purchaser if, after the consummation thereof, the Purchaser (and/or its direct and indirect shareholders as of the date of execution hereof) continue to hold and control all or a majority (directly or indirectly) of the equity interests of such Operating Entity or of its subsidiaries.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Group” shall have the meaning set forth in Section 10.2.

“Seller Taxes” shall have the meaning set forth in Section 10.1(d).

“Services” shall mean TECO Guatemala Services, Ltd., an exempted company formed under the Laws of the Cayman Islands.

“Straddle Period” means any Tax period that begins before and ends after the Closing Date.

“Structures” means all structures and all structural, mechanical and other physical systems that constitute part of the Owned Real Property.

“Subsidiary” or “Subsidiaries” means each Person listed on Section 11.11 of the Disclosure Schedule.

“Tax” or “Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“TECO Marks” means the names and marks “TECO”, “TECO Guatemala” (including any variations and derivatives thereof) and related marks, and all other trade names, trademarks and service marks owned by the Seller or any of its Affiliates (other than the Acquired Entities ).

“TEMSA” shall have the meaning set forth in the Recitals.

“Third Party Claim” shall have the meaning set forth in Section 10.3(a).

“Third-Party IP Rights” shall have the meaning set forth in Section 4.12(b)(i).

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby.

“Transitional Services Agreement” shall mean that agreement to be entered into by or before the Closing Date by and between Tampa Electric Company, a Florida corporation and Purchaser, substantially in the form of Exhibit B.

“US GAAP” means generally accepted accounting principles consistently applied in the United States.

“Walk-Away Date” shall have the meaning set forth in Section 9.1(b)(i).

“Year End Financial Statements (International and Power)” shall have the meaning set forth in Section 4.4(a)(ii).

“Year-End Financial Statements (Operating Entities)” shall have the meaning set forth in Section 4.4(a)(i).

Section 11.12 Rules of Interpretation. Unless otherwise expressly provided, the following rule of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(b) Number and Gender. Where the context requires, the use of a singular form herein shall include the plural, the use of the plural shall include the singular and the use of any gender shall include any and all genders.

(c) Headings. The table of contents and the Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Herein. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) Including. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(f) Schedules and Exhibits Generally. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

(g) Disclosure Schedule. The parties acknowledge and agree that: (i) any disclosure made with reference to a section of the Disclosure Schedule shall be deemed sufficient for purposes of disclosure in any other section or sections of the Disclosure Schedule that may require disclosure therein to the extent its readily apparent that such disclosure is applicable to such Section or Sections; (ii) the Disclosure Schedule is intended only to qualify and limit the representations, warranties and covenants of the Seller contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants; (iii) the disclosures in the Disclosure Schedule may be over-inclusive, considering the materiality standard contained in the section of this Agreement relating to the corresponding section of the Disclosure Schedule and any items or matters disclosed in the Disclosure Schedule are not intended to set or establish standards of materiality different from those set forth in the corresponding section of this Agreement; and (iv) the disclosure of any item or information in the Disclosure Schedule is not an admission that such item or information (or any non-disclosed item or information of comparable or greater significance) is material, required to have been disclosed in the Disclosure Schedule, or is of a nature that would reasonably be expected to have a Material Adverse Effect. Prior to the Closing, the Seller shall have the right from time to time to supplement, modify or update the Disclosure Schedule (each a “Disclosure Schedule Update”) by written notice to the Purchaser to reflect events occurring after the date hereof which, if occurring prior to the date hereof, would have been required to be set forth or described on the Disclosure Schedule. The Seller shall not be deemed to be in breach of any representation or warranty hereunder and no representation or warranty of the Seller shall be deemed to be untrue or inaccurate with respect to the information disclosed in any such Disclosure Schedule Update. Notwithstanding the preceding sentence, if the Seller makes a Disclosure Schedule Update and if the Purchaser determines that the event(s) disclosed in such Disclosure Schedule Update would be reasonably likely to result in Damages to the Acquired Entities in excess of U.S.$3,500,000, then the Purchaser shall have the right exercisable no later than ten (10) Business Days after such Disclosure Schedule Update is delivered to it to terminate this Agreement in accordance with Section 9.1(c)(ii).

(h) References to Articles, Sections, Exhibits or Schedules. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(i) Defined Terms. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.

(j) References to a Person. References to a Person are also to its permitted successors and assigns.

(k) Negotiation and Drafting of Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the benefit of legal representation and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or to the extent to which any such party’s counsel participated in the drafting of any provision hereof or by virtue of the extent to which any such provision is inconsistent with any prior draft hereof.

Section 11.13 Specific Performance. In the event of any actual or threatened breach by any party of any of the covenants or agreements in this Agreement, the party who is or is to be thereby aggrieved shall have the right to seek specific performance and injunctive relief giving effect to its rights under this Agreement, (without the necessity of proving actual damages, posting a bond or any other undertaking) in addition to any other rights and remedies at Law or in equity, subject to Section 10.7.

Section 11.14 Further Assurances. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

*        *        *         *        *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

C.F. FINANCECO, LTD.

By:	/s/ Ramon Campollo
Name: Ramon Campollo
Title: Director

TECO GUATEMALA HOLDINGS II, LLC

By:	/s/ Phil L. Barringer
Name: Phil L. Barringer
Title: President

SIGNATURE PAGE TO SAN JOSE/TEMSA EQUITY PURCHASE AGREEMENT

GUARANTY

TECO Energy, Inc., a Florida corporation (“Parent”), as primary obligor and not merely as surety, absolutely, irrevocably, and unconditionally guarantees to the Purchaser the due and punctual observance, payment, performance, and discharge of all obligations and liabilities of the Seller pursuant to this Agreement and any other agreement entered into by the Seller in connection with the transactions contemplated hereby up to a maximum aggregate amount equal to the Purchase Price (collectively, the “Guarantied Obligations”); provided however that Parent’s obligations under this Guaranty shall terminate and be of no force or effect after the (i) seven (7) year anniversary of the Closing Date in connection with Sections 10.1(c) and 10.1(d), provided, however, that such obligations will not terminate with respect to any Indemnified Claim pursuant to Section 10.1(c) and 10.1(d) as to which the Purchaser shall have, before the expiration of the seven (7) year anniversary, previously made a claim in writing to the Seller and such obligations will continue until the resolution thereof or payment by the Guarantor and (ii) three (3) year anniversary of the Closing Date in connection with all other Guarantied Obligations, provided that such obligations will not terminate with respect to any Indemnified Claim pursuant to such other Guarantied Obligations as to which the Purchaser shall have, before the expiration of the three (3) year anniversary, previously made a claim in writing to the Seller and such obligations will continue until the resolution thereof or payment by the Guarantor. If any Guarantied Obligation is not paid when due or is not otherwise performed or discharged according to its terms, or upon any breach or default by the Seller of or under this Agreement or any other agreement entered into by the Seller in connection with the transactions contemplated hereby, the Purchaser shall be entitled to proceed directly and at once against Parent to enforce such Guarantied Obligation and/or to collect and recover the full amount or any portion of such Guarantied Obligation then due, without first proceeding against the Seller and without joining the Seller in any proceeding against Parent. This guarantee is an absolute and unconditional guarantee of payment and performance and not collection and is not in any way conditioned or contingent upon any attempt to collect from or enforce performance by the Seller or upon any other event or condition whatsoever.

Parent hereby unconditionally waives (i) presentment, promptness, diligence, acceptance of this Guaranty, protest and any and all notices and (ii) any and all defenses to the enforceability of the guarantee provided herein.

TECO ENERGY, INC.

By:
Name:
Title:
Date:

SAN JOSE/TEMSA PARENT GUARANTY